Exhibit 10.39

LEASE

BETWEEN

JAMBOREE CENTER 4 LLC

AND

REDWOOD TRUST, INC.

LEASE
(Short Form)

THIS LEASE is made as of December 18, 2020, by and between JAMBOREE CENTER 4 LLC, a Delaware limited liability company, hereafter called “Landlord,” and REDWOOD TRUST, INC., a Maryland corporation hereafter called “Tenant.”

ARTICLE 1. BASIC LEASE PROVISIONS

Each reference in this Lease to the “Basic Lease Provisions” shall mean and refer to the following collective terms, the application of which shall be governed by the provisions in the remaining Articles of this Lease.

1.Tenant’s Trade Name: N/A

2.Premises:
Suite No.:    900 (The Premises are more particularly described in Section 2.1.)
Building:    4 Park Plaza, Irvine, CA 92614
Project:    Jamboree Center

3.Permitted Use: General office and incidental uses ancillary to the general office use and for no other use.

4.Commencement Date: February 1, 2021

5.Lease Term: 39 months, plus such additional days as may be required to cause this Lease to expire on the final day of the calendar month.

6.Basic Rent:

Months of Term or Period	Monthly Rate Per Rentable Square Foot	Monthly Basic Rent
1 to 12	$3.05	$70,159.15
13 to 24	$3.14	$72,229.42
25 to 36	$3.23	$74,299.69
37 to 39	$3.33	$76,599.99

Notwithstanding the above schedule of Basic Rent to the contrary, as long as Tenant is not in monetary Default (as defined in Section 14.1) under this Lease beyond all applicable notice and cure periods, Tenant shall be entitled to an abatement of 2 full calendar months of Basic Rent in the aggregate amount of $140,318.30 (i.e. $70,159.15 per month) (the “Abated Basic Rent”) for the months of July and August, 2021 (the “Abatement Period”). In the event of a monetary Default at any time during the Term beyond all applicable notice and cure periods, all unamortized Abated Basic Rent (i.e. based upon the amortization of the Abated Basic Rent in equal monthly amounts during the initial Term, without interest) shall immediately become due and payable. The payment by Tenant of the unamortized Abated Basic Rent in the event of a Default shall not limit or affect any of Landlord's other rights, pursuant to this Lease or at law or in equity. Only Basic Rent shall be abated during the Abatement Period and all other additional rent and other costs and charges specified in this Lease shall remain as due and payable pursuant to the provisions of this Lease.

7.Property Tax Base: The Property Taxes per rentable square foot incurred by Landlord and attributable to the twelve month period ending June 30, 2021 (the "Base Year"). Tenant shall not be obligated to pay Landlord for Tenant’s Share of Operating Expense excess accruing during the 12 month period commencing as of the Commencement Date.

Project Cost Base: The Project Costs per rentable square foot incurred by Landlord and attributable to the Base Year.

Expense Recovery Period: Every twelve month period during the Term (or portion thereof during the first and last Lease years) ending June 30.

8.Floor Area of Premises: approximately 23,003 rentable square feet

Floor Area of Building: approximately 409,411 rentable square feet

9.Security Deposit: $84,259.99

10.Broker(s): Irvine Management Company ("Landlord's Broker") is the agent of Landlord exclusively and Savills ("Tenant's Broker") is the agent of Tenant exclusively.

11.Parking: Tenant shall have the right but not the obligation to utilize up to 83 unreserved parking passes in accordance with the provisions set forth in Exhibit F to this Lease.

1.Address for Payments and Notices:

LANDLORD

Payment Registration Address:

Email tenantportal@irvinecompany.com to request an account for the Tenant Payment Portal.

Notice Address:

THE IRVINE COMPANY LLC
5 Park Plaza, Suite 100
Irvine, CA 92614
Attn: Property Manager with a copy of notices to:
THE IRVINE COMPANY LLC
550 Newport Center Drive Newport Beach, CA 92660
Attn: Senior Vice President, Operations Office Properties
TENANT

REDWOOD TRUST, INC.
c/o CoreVest American Finance Lender LLC 4 Park Plaza, Suite 900
Irvine, CA 92614
Attn: Chief Operating Officer Email: bplnotices@cvest.com

With a copy to:

Redwood Trust, Inc.
1 Belvedere Place, Suite 300 Mill Valley, CA 94941
Attn: General Counsel
Email: notices@redwoodtrust.com

1.List of Lease Exhibits (all exhibits, riders and addenda attached to this Lease are hereby incorporated into and made a part of this Lease):

Exhibit A    Description of Premises Exhibit B    Operating Expenses Exhibit C    Utilities and Services Exhibit D    Tenant’s Insurance Exhibit E    Rules and Regulations Exhibit F    Parking
Exhibit G    Additional Provisions
Exhibit G-1    Inventory of Existing Furniture Exhibit X    Work Letter

ARTICLE 2. PREMISES

a.LEASED PREMISES. Landlord leases to Tenant and Tenant leases from Landlord the Premises shown in Exhibit A (the “Premises”), containing approximately the floor area set forth in Item 8 of the Basic Lease Provisions (the “Floor Area”). The Premises are located in the building identified in Item 2 of the Basic Lease Provisions (the “Building”), which is a portion of the project described in Item 2 (the “Project”). Landlord and Tenant stipulate and agree that the Floor Area of Premises set forth in Item 8 of the Basic Lease Provisions is correct.

b.ACCEPTANCE OF PREMISES. Tenant acknowledges that neither Landlord nor any representative of Landlord has made any representation or warranty with respect to the Premises, the Building or the Project or the suitability or fitness of either for any purpose, except as set forth in this Lease. The taking of possession or use of the Premises by Tenant for any purpose other than construction shall conclusively establish that the Premises and the Building were in satisfactory condition and in conformity with the provisions of this Lease in all respects. Nothing contained in this Section 2.2 shall affect the commencement of the Term or the obligation of Tenant to pay rent.

ARTICLE 3. TERM

a.GENERAL. The term of this Lease (“Term”) shall commence on the date as set forth in Item 4 of the Basic Lease Provisions (the “Commencement Date”) and shall end upon the expiration of the period set forth in Item 5 of the Basic Lease Provisions (“Expiration Date").

b.DELAY IN POSSESSION. If Landlord, for any reason whatsoever, cannot deliver possession of the Premises to Tenant on or before the Commencement Date set forth in Item 4 of the Basic Lease Provisions, this Lease shall not be void or voidable nor shall Landlord be liable to Tenant for any resulting loss or damage.

ARTICLE 4. RENT AND OPERATING EXPENSES

a.BASIC RENT. From and after the Commencement Date, Tenant shall pay to Landlord without deduction or offset a Basic Rent for the Premises in the total amount shown (including subsequent adjustments, if any) in Item 6 of the Basic Lease Provisions (the “Basic Rent”). If the Commencement Date is other than the first day of a calendar month, any rental adjustment shown in Item 6 shall be deemed to occur on the first day of the next calendar month following the specified monthly anniversary of the Commencement Date. The Basic Rent shall be due and payable in advance commencing on the Commencement Date and continuing thereafter on the first day of each successive calendar month of the Term, as prorated for any partial month. No demand, notice or invoice shall be required.

b.OPERATING EXPENSES. Tenant shall pay Tenant’s Share of Operating Expenses in accordance with
Exhibit B of this Lease.

c.SECURITY DEPOSIT. Concurrently with Tenant’s delivery of this Lease, or at Landlord’s election, within 5 business days following the full execution of this Lease (but in no event later than the Commencement Date), Tenant shall deposit with Landlord the sum, if any, stated in Item 9 of the Basic Lease Provisions (the “Security Deposit”), to be held by Landlord as security for the full and faithful performance of Tenant’s obligations under this Lease, to pay any rental sums, including without limitation such additional rent as may be owing under any provision hereof, and to maintain the Premises as required by this Lease. Upon any breach of the foregoing obligations by Tenant which continues beyond any applicable notice and cure period, Landlord may apply all or part of the Security Deposit as full or partial compensation. If any portion of the Security Deposit is so applied, Tenant shall within 5 days after written demand by Landlord deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount. Landlord shall not be required to keep this Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on the Security Deposit. In no event may Tenant utilize all or any portion of the Security Deposit as a payment toward any Rent due under this Lease. Any unapplied balance of the Security Deposit shall be returned to Tenant or, at Landlord’s option, to the last assignee of Tenant’s interest in this Lease within 30 days following the termination of this Lease and Tenant's vacation of the Premises. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, or any similar or successor laws now or hereafter in effect. Landlord is currently holding the sum of $72,166.00 as security deposit (“Existing Security Deposit”) previously deposited by Tenant with Landlord’s affiliate pursuant to the existing prior lease between Landlord’s affiliate, Newport Gateway Office LLC, and Tenant (as successor-in-interest to 5 Arch Group, LLC) dated January 27, 2015 (as amended, the “Existing Lease”) for office space known as Suites 950, 960 and 1150 located at 19800 MacArthur Boulevard, Irvine, California. Tenant hereby authorizes Landlord to retain and apply to the Security Deposit due hereunder any remaining balance of the Existing Security Deposit.

ARTICLE 5. USES

a.USE. Tenant shall use the Premises only for the purposes stated in Item 3 of the Basic Lease Provisions and for no other use whatsoever. The uses prohibited under this Lease shall include, without limitation, use of the Premises or a portion thereof for (i) offices of any agency or bureau of the United States or any state or political subdivision thereof;
(ii) offices or agencies of any foreign governmental or political subdivision thereof; or (iii) schools, temporary employment agencies or other training facilities which are not ancillary to corporate, executive or professional office use. Tenant shall not do or permit anything to be done in or about the Premises which will in any way interfere with the rights or quiet enjoyment of other occupants of the Building or the Project, or use or allow the Premises to be used for any unlawful purpose, nor shall Tenant permit any nuisance or commit any waste in the Premises or the Project. Tenant shall not perform any work or conduct any business whatsoever in the Project other than inside the Premises. Tenant shall comply at its expense with all present and future laws, ordinances and requirements of all governmental authorities that pertain to Tenant or its use of the Premises, and with all energy usage reporting requirements of Landlord. Nothing in this Section
5.1 shall require Tenant to make structural repairs or alterations to comply with laws, ordinances or requirements except to the extent required as a result of any Alterations (defined below). Pursuant to California Civil Code § 1938, Landlord hereby states that the Premises have not undergone inspection by a Certified Access Specialist (CASp) (defined in
California Civil Code § 55.52(a)(3)). Pursuant to Section 1938 of the California Civil Code, Landlord hereby provides the following notification to Tenant: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction related accessibility standards within the premises.” If Tenant requests to perform a CASp inspection of the Premises, Tenant shall, at its cost, retain a CASp approved by Landlord (provided that Landlord may designate the CASp, at Landlord’s option) to perform the inspection of the Premises at a time agreed upon by the parties. Tenant shall provide Landlord with a copy of any report or certificate issued by the CASp (the "CASp Report") and Tenant shall, at its cost, promptly complete any modifications necessary to correct violations of construction related accessibility standards identified in the CASp Report, notwithstanding anything to the contrary in this Lease. Tenant agrees to keep the information in the CASp Report confidential except as necessary for the Tenant to complete such modifications.

a.SIGNS. Landlord shall affix and maintain a sign (restricted solely to the name “CoreVest” or “CoreVest Finance” or such other name as Landlord may consent to in writing) adjacent to the entry door of the Premises, together with a directory strip listing Tenant's name as set forth herein in the lobby directory of the Building. Except as set forth in Exhibit G below, Tenant shall not place or allow to be placed any other sign, decoration or advertising matter of any kind that is visible from the exterior of the Premises.

b.HAZARDOUS MATERIALS. Tenant shall not generate, handle, store or dispose of hazardous or toxic materials (as such materials may be identified in any federal, state or local law or regulation) in the Premises or Project without the prior written consent of Landlord except for routine office and janitorial supplies used on the Premises and stored in the usual and customary manner and quantities, and in compliance with all applicable environmental laws and regulations. Tenant acknowledges that it has read, understands and, if applicable, shall comply with the provisions of Exhibit H to this Lease, if that Exhibit is attached.

ARTICLE 6. LANDLORD SERVICES

a.UTILITIES AND SERVICES. Landlord and Tenant shall be responsible to furnish those utilities and services to the Premises to the extent provided in Exhibit C, subject to the conditions and payment obligations and standards set forth in this Lease. Landlord’s failure to furnish, or any interruption, diminishment or termination of, services due to the application of laws, the failure of any equipment, the performance of repairs, improvements or alterations, utility interruptions or the occurrence of an event of force majeure (defined in Section 20.8) shall not render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement. However, if Tenant is unable to use and occupy the Premises, or a material portion of the Premises, to operate its business in substantially the same manner as such business was operated prior to such service interruption for a period in excess of 5 consecutive business days as a result of a service interruption or repair that is reasonably within the control of Landlord to correct and through no fault of Tenant and for reasons other than as contemplated in Article 11, then Tenant, as its sole remedy, shall be entitled to receive an abatement of Rent payable hereunder during the period beginning on the 6th consecutive business day of the service interruption or repair and ending on the day the service has been restored.

b.OPERATION AND MAINTENANCE OF COMMON AREAS. During the Term, Landlord shall operate all Common Areas within the Building and the Project in a first-class manner. The term “Common Areas” shall mean all areas within the Building, Project and other buildings in the Project which are not held for exclusive use by persons entitled to occupy space.

c.COMMON AREAS The occupancy by Tenant of the Premises shall include the use of the Common Areas in common with Landlord and with all others for whose convenience and use the Common Areas may be provided by Landlord, subject, however, to compliance with Rules and Regulations set forth in Exhibit E. Landlord shall at all times during the Term have exclusive control of the Common Areas, and may restrain or permit any use or occupancy. Landlord may temporarily close any portion of the Common Areas for repairs, remodeling and/or alterations, to prevent a public dedication or the accrual of prescriptive rights, or for any other reasonable purpose.

ARTICLE 7. REPAIRS AND MAINTENANCE

a.TENANT’S MAINTENANCE AND REPAIR. Subject to Articles 11 and 12, Tenant at its sole expense shall make all repairs necessary to keep the Premises and all improvements and fixtures therein in good condition and repair. Tenant’s maintenance obligation shall include without limitation all appliances, interior glass, doors, door closures, hardware, fixtures, electrical, plumbing, fire extinguisher equipment and other equipment installed in the Premises and exclusively serving the Premises, together with any supplemental HVAC equipment servicing only the Premises. Should Landlord or its management agent agree to make a repair on behalf of Tenant and at Tenant’s request, Tenant shall promptly reimburse Landlord as additional rent for all reasonable costs incurred (including the standard supervision fee) upon submission of an invoice.

b.LANDLORD’S MAINTENANCE AND REPAIR. Subject to Articles 11 and 12, Landlord shall provide service, maintenance and repair with respect to the heating, ventilating and air conditioning (“HVAC”) equipment of the Building (exclusive of any supplemental HVAC equipment servicing only the Premises) and shall maintain in good repair the Common Areas, roof, foundations, footings, the exterior surfaces of the exterior walls of the Building (including exterior glass), and the structural elements of the Building, electrical, mechanical and plumbing systems of the Building (including elevators, if any, serving the Building), except to the extent provided in Section 7.1 above. Notwithstanding any provision of the California Civil Code or any similar or successor laws to the contrary, Tenant understands that it shall not make repairs at Landlord’s expense or by rental offset except as expressly provided for in this Lease. Except as provided in Section 11.1 and Article 12 below, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements to any portion of the Building, including repairs to the Premises, nor shall any related activity by Landlord constitute an actual or constructive eviction. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932, and Sections 1941 and 1942 of the California Civil Code, or any similar or successor laws now or hereafter in effect.

If Tenant is prevented from using, and does not use, the Premises or any portion thereof as a result of any repair, maintenance, alteration or other work performed by Landlord (including those required or permitted by Landlord hereunder), or which Landlord failed to perform, after the Commencement Date and required by this Lease, which substantially interferes with Tenant’s use of or ingress to or egress from the Building, the Building parking facility or the Premises (“Abatement Event”), then Tenant shall give Landlord written notice of such Abatement Event, and, if such Abatement Event continues for 5 consecutive business days (the “Eligibility Period”), Rent shall be abated or reduced, as the case may be, after the expiration of the Eligibility Period, for such time that such Abatement Event continues (the “Abatement Period”), in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises; provided, however, that in the event that Tenant is prevented from using, and does not use, a portion of the Premises for a period of time in excess of the Eligibility Period and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, for such time after the expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, the Rent for the entire Premises shall be abated for such time as Tenant continues to be so prevented from using, and does not use, the Premises. To the extent Tenant is entitled to abatement without regard to the Eligibility Period because of an event described in Sections 11 or 12 of this Lease, then the Eligibility Period shall not be applicable.

a.ALTERATIONS. Except for cosmetic alteration projects that do not exceed $100,000.00 during each calendar year and that do not affect the structural, electrical or mechanical components or systems of the Building, are not visible from the exterior of the Premises, do not change the basic floor plan of the Premises, and utilize only Landlord’s building standard materials (which work shall require notice to Landlord but not Landlord’s consent), Tenant shall make no alterations, additions, decorations, or improvements (collectively referred to as “Alterations”) to the Premises without the prior written consent of Landlord. Landlord may impose, as a condition to its consent, any commercially reasonable requirements that Landlord in its discretion may deem reasonable or desirable. Tenant shall use Landlord’s designated mechanical and electrical contractors, obtain all required permits for the Alterations and shall perform the work in compliance with all applicable laws, regulations and ordinances with contractors reasonably acceptable to Landlord. Landlord shall be entitled to a supervision fee in the amount of 5% of the cost of the Alterations which require Landlord’s consent. Landlord may elect to cause its architect to review Tenant’s architectural plans, and the reasonable cost of that review shall be reimbursed by Tenant. Should the Alterations proposed by Tenant and consented to by Landlord change the floor plan of the Premises, then Tenant shall, at its expense, furnish Landlord with as-built drawings and CAD disks compatible with Landlord’s systems. Unless Landlord otherwise agrees in writing, all Alterations affixed to the Premises, including without limitation all Tenant Improvements constructed pursuant to the Work Letter (except as otherwise provided in the Work Letter), but excluding moveable trade fixtures and furniture, shall become the property of Landlord and shall be surrendered with the Premises at the end of the Term, except that Landlord may, by notice to Tenant given at the time of Landlord’s approval, require Tenant to remove by the Expiration Date or sooner termination date of this Lease, all or any Alterations (including without limitation any Tenant Improvements constructed pursuant to the Work Letter) installed either by Tenant or by Landlord at Tenant’s request (collectively, the “Required Removables”). In connection with its removal of Required Removables, Tenant shall repair any damage to the Premises arising from that removal and shall restore the affected area to its pre-existing condition, reasonable wear and tear excepted. Notwithstanding anything to the contrary in the foregoing, in no event will any improvements or conditions within the Premises as of the Commencement Date be considered Required Removables.

b.MECHANIC’S LIENS. Tenant shall keep the Premises free from any liens arising out of any work performed, materials furnished, or obligations incurred by or for Tenant. In the event that Tenant shall not, within 15 days following the imposition of any lien, cause the lien to be released of record by payment or posting of a proper bond in accordance with California Civil Code Section 8424 or any successor statute, Landlord shall have, in addition to all other available remedies, the right to cause the lien to be released by any means it deems proper, including payment of or defense against the claim giving rise to the lien. All expenses so incurred by Landlord shall be reimbursed by Tenant promptly following Landlord’s demand. Tenant shall give Landlord no less than 20 days’ prior notice in writing before commencing construction of any kind on the Premises.

c.ENTRY AND INSPECTION. Landlord shall at all reasonable times and with reasonable prior verbal notice, except in emergencies or to provide Building services, have the right to enter the Premises to inspect them, to supply services in accordance with this Lease, to make repairs and renovations as reasonably deemed necessary by Landlord, and to submit the Premises to prospective or actual purchasers or encumbrance holders (or, during the final twelve months of the Term or when an uncured Default exists, to prospective tenants), all without being deemed to have caused an eviction of Tenant and without abatement of rent except as provided elsewhere in this Lease. Landlord shall use reasonable efforts to minimize interference with Tenant’s access to and use and occupancy of the Premises in making any repairs, alterations, additions, replacements, decorations or improvements.

ARTICLE 8. SPACE PLANNING AND SUBSTITUTION

Landlord shall have the right, upon providing not less than 60 days written notice, to move Tenant to other space of comparable size and quality in the Building or in the Project. The new space shall be provided with improvements of comparable quality to those within the Premises and shall contain similar finishes as the Premises, approximately the same rentable square footage as the Premises and approximately the same number of work stations, offices, breakrooms and reception areas as are contained in the Premises as of the date Tenant receives Landlord’s notice of relocation. The total monthly Basic Rent for the new space shall in no event exceed the total monthly Basic Rent for the Premises prior to the relocation and Tenant’s Share for the new space shall in no event exceed Tenant’s Share for the Premises prior to the relocation. Landlord shall pay the reasonable out-of-pocket costs to relocate and reconnect Tenant’s personal property and equipment within the new space. Landlord shall also reimburse Tenant for such other reasonable out-of-pocket costs that Tenant may incur in connection with the relocation. Within 10 days following request by Landlord, Tenant shall execute an amendment to this Lease prepared by Landlord to memorialize the relocation. Notwithstanding the foregoing,

Landlord hereby agrees that it shall not exercise its right to relocate Tenant hereunder during the initial 39 month Lease Term

Notwithstanding the foregoing, if Landlord provides Tenant with a notice of relocation and Tenant, in its reasonable judgment, determines that the new space is not of reasonably comparable size and utility when compared to the Premises, Tenant shall have the right to terminate this Lease by giving written notice of termination to Landlord within 10 days after the date of Landlord's notice of relocation to Tenant. Tenant’s notice of termination shall set forth the reasons why Tenant believes the new space is not comparable to the Premises. Such termination shall be effective 60 days after the date of Landlord's notice of relocation, provided that Landlord, within 10 days after receipt of Tenant's notice of termination, shall have the right to withdraw its notice of relocation. In such event, this Lease shall continue in full force and effect as if Landlord had never provided Tenant with a notice of relocation.

ARTICLE 9. ASSIGNMENT AND SUBLETTING

a.RIGHTS OF PARTIES. Tenant shall not, directly or indirectly, assign, sublease, transfer or encumber any interest in this Lease or allow any third party to use any portion of the Premises (collectively or individually, a “Transfer”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed if Landlord does not exercise its recapture rights. Tenant agrees that it is not unreasonable for Landlord to withhold consent to a Transfer to a proposed assignee or subtenant who is an existing tenant or occupant of the Building or Project or to a prospective tenant with whom Landlord or Landlord's affiliate has been actively negotiating with respect to space within the Building or Project within the last four (4) months. Within 30 days after receipt of executed copies of the transfer documentation and such other information as Landlord may request, Landlord shall either: (a) consent to the Transfer by execution of a consent agreement in a form reasonably designated by Landlord; (b) refuse to consent to the Transfer; or
(c) recapture only the portion of the Premises that Tenant is proposing to Transfer. Tenant hereby waives the provisions of Section 1995.310 of the California Civil Code, or any similar or successor Laws, now or hereinafter in effect, and all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable laws, on behalf of the proposed transferee. In no event shall any Transfer release or relieve Tenant from any obligation under this Lease, as same may be amended. Tenant shall pay Landlord a review fee of $1,000.00 for Landlord’s review of any requested Transfer. Tenant shall pay Landlord, as additional Rent, 50% of all rent and other consideration which Tenant receives as a result of a Transfer that is in excess of the Rent payable to Landlord for the portion of the Premises and Term covered by the Transfer and any transfer costs. For purposes herein, such transfer costs shall include all reasonable and customary expenses directly incurred by Tenant attributable to the Transfer, including brokerage fees, legal fees, construction costs, and Landlord’s review fee. If Tenant is in Default, Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against Rent in the amount of Tenant’s share of payments received by Landlord.

b.PERMITTED TRANSFER. Notwithstanding the foregoing, Tenant may assign this Lease to a successor to Tenant by merger, consolidation or the purchase of substantially all of Tenant’s assets, or assign this Lease or sublet all or a portion of the Premises to an Affiliate (defined below), without the consent of Landlord, provided that all of the following conditions are satisfied (a “Permitted Transfer”): (i) Tenant is not then in Default hereunder; (ii) Tenant gives Landlord written notice prior to such Permitted Transfer; and (iii) if Tenant ceases to exist as a going concern as a result of any merger or consolidation of Tenant or the sale of all or substantially all of the assets of Tenant, the resulting successor entity has a tangible net worth not less than the tangible net worth of Tenant immediately before the Permitted Transfer. “Affiliate” shall mean an entity controlled by, controlling or under common control with Tenant.

ARTICLE 10. INSURANCE AND INDEMNITY

a.TENANT’S INSURANCE. Tenant, at its sole cost and expense, shall provide and maintain in effect the insurance described in Exhibit D. Evidence of that insurance must be delivered to Landlord prior to the Commencement Date.

b.INDEMNITY. To the fullest extent permitted by law, but subject to Section 10.4 below, Tenant shall defend, indemnify and hold harmless Landlord, its agents, lenders, and any and all affiliates of Landlord (collectively, "Landlord Parties"), from and against any and all claims, liabilities, costs or expenses (collectively, "Claims") arising either before or after the Commencement Date from Tenant’s use or occupancy of the Premises, the Building or the Common Areas, or from the conduct of its business, or from any activity, work, or thing done, permitted or suffered by Tenant or its agents, employees, subtenants, vendors, contractors, invitees or licensees in or about the Premises, the Building or the Common Areas, or from any Default in the performance of any obligation on Tenant’s part to be performed under this Lease, or from any act or negligence of Tenant or its agents, employees, subtenants, vendors, contractors, invitees or licensees. Landlord may, at its option, require Tenant to assume Landlord’s defense in any action covered by this Section through counsel reasonably satisfactory to Landlord (and Landlord’s approval of such counsel shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, if and to the extent it is ultimately determined that the Claim was caused by the negligence or willful misconduct of any Landlord Party, then Tenant's indemnification obligation shall not apply and Landlord shall indemnify and hold Tenant harmless from same. The provisions of this Section 10.2 shall survive the expiration or sooner termination of this Lease with respect to any Claims or liability arising in connection with any event occurring prior to such expiration or termination.

c.WAIVER OF CLAIMS. Unless caused by the negligence or intentional misconduct of Landlord, its agents, employees or contractors but subject to Section 10.4 below, Landlord shall not be liable to Tenant, its employees, agents and invitees, and Tenant hereby waives all claims against Landlord, its employees and agents for loss of or damage to any property, or any injury to any person, resulting from any condition including, but not limited to, acts or omissions (criminal or otherwise) of third parties and/or other tenants of the Project, or their agents, employees or invitees, fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak or flow from or into any part of the Premises or from the breakage, leakage, obstruction or other defects of the pipes, sprinklers, wires, appliances, plumbing, air conditioning, electrical works or other fixtures in the Building, whether the damage or injury results from conditions arising in the Premises or in other portions of the Building. Notwithstanding anything to the contrary contained in this Lease, in no event shall Landlord be liable for Tenant’s loss or interruption of business or income (including without limitation, Tenant’s consequential damages, lost profits or opportunity costs), or for interference with light or other similar intangible interests.

a.WAIVER OF SUBROGATION. Landlord and Tenant each hereby waive all rights of recovery against the other on account of loss and damage occasioned to the property of such waiving party to the extent that the waiving party is entitled to proceeds for such loss and damage under any property insurance policies carried or otherwise required to be carried by this Lease; provided however, that the foregoing waiver shall not apply to the extent of Tenant’s obligation to pay deductibles under any such policies and this Lease.

ARTICLE 11. DAMAGE OR DESTRUCTION

a.RESTORATION.

i.If the Building of which the Premises are a part is damaged as the result of an event of casualty, then subject to the provisions below, Landlord shall repair that damage as soon as reasonably possible unless Landlord reasonably determines that: (i) the Premises have been materially damaged and there is less than 1 year of the Term remaining on the date of the casualty; (ii) any Mortgagee (defined in Section 13.1) requires that the insurance proceeds be applied to the payment of the mortgage debt; or (iii) proceeds necessary to pay the full cost of the repair are not available from Landlord’s insurance, including without limitation earthquake insurance. Should Landlord elect not to repair the damage for one of the preceding reasons, Landlord shall so notify Tenant in the “Casualty Notice” (as defined below), and this Lease shall terminate as of the date of delivery of that notice. If Landlord has the right to terminate this Lease pursuant to this Section 11.1(a), Landlord agrees to exercise such right in a nondiscriminatory fashion among tenants in the Building. Consideration of the following factors in arriving at its decision shall not be deemed discriminatory: length of term remaining on the Lease, time needed to repair and restore, costs of repair and restoration not covered by insurance proceeds, Landlord's plans to repair and restore Common Areas serving the Premises, Landlord's plans for repair and restoration of the Building, and other factors (other than the rental rates payable under the leases in question) relevant to Landlord's decision as long as they are applied to Tenant in the same manner as other tenants.

ii.As soon as reasonably practicable following the casualty event but not later than 60 days thereafter, Landlord shall notify Tenant in writing (“Casualty Notice”) of Landlord’s election, if applicable, to terminate this Lease. If this Lease is not so terminated, the Casualty Notice shall set forth the anticipated period for repairing the casualty damage. If the anticipated repair period exceeds 180 days and if the damage is so extensive as to reasonably prevent Tenant’s substantial use and enjoyment of the Premises, then either party may elect to terminate this Lease by written notice to the other within 10 days following delivery of the Casualty Notice.

iii.In the event that neither Landlord nor Tenant terminates this Lease pursuant to Section 11.1(b), Landlord shall repair all material damage to the Premises or the Building as soon as reasonably possible and this Lease shall continue in effect for the remainder of the Term. Upon notice from Landlord, Tenant shall assign or endorse over to Landlord (or to any party designated by Landlord) all property insurance proceeds payable to Tenant under Tenant's insurance with respect to any Alterations or any tenant improvements installed by or for the benefit of Tenant. Within 15 days of demand, Tenant shall also pay Landlord for any additional excess costs that are determined during the performance of the repairs to such Alterations.

iv.From and after the casualty event, the rental to be paid under this Lease shall be abated in the same proportion that the Floor Area of the Premises that is rendered unusable by the damage from time to time bears to the total Floor Area of the Premises.

v.Notwithstanding the provisions of subsections (a), (b) and (c) of this Section 11.1, but subject to Section 10.4, the cost of any repairs shall be borne by Tenant, and Tenant shall not be entitled to rental abatement or termination rights, if the damage is due to the fault or neglect of Tenant or its employees, subtenants, contractors, invitees or representatives.

b.LEASE GOVERNS. Tenant agrees that the provisions of this Lease, including without limitation Section 11.1, shall govern any damage or destruction and shall accordingly supersede any contrary statute or rule of law.

ARTICLE 12. EMINENT DOMAIN

Either party may terminate this Lease if any material part of the Premises is taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (a “Taking”). Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building which would have a material adverse effect on Landlord’s ability to profitably operate the remainder of the Building or Project. The termination shall be effective as of the effective date of any order granting possession to, or vesting legal title in, the condemning authority. All compensation awarded for a Taking shall be the property of Landlord. If Landlord has the right to terminate this Lease pursuant to this Article 12, Landlord agrees to exercise such right in a nondiscriminatory fashion among tenants in the Building. Consideration of the following factors in arriving at its decision shall not be deemed discriminatory: Length of term remaining on the Lease, time needed to repair and restore, costs of repair and restoration not covered by condemnation proceeds, Landlord's plans to repair and restore Common Areas serving the Premises, Landlord's plans for repair and restoration of the Building, and other factors relevant to Landlord's decision as long as they are applied to

Tenant in the same manner as other tenants. Tenant agrees that the provisions of this Lease shall govern any Taking and shall accordingly supersede any contrary statute or rule of law. The foregoing, however, shall not be deemed to preclude Tenant from recovering a separate award for Tenant’s moving expenses and Tenant’s personal property and equipment.

ARTICLE 13. SUBORDINATION; ESTOPPEL CERTIFICATE

a.SUBORDINATION. Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently arising upon the Premises, Building or the Project, and to renewals, modifications, refinancings and extensions thereof (collectively referred to as a “Mortgage”). The party having the benefit of a Mortgage shall be referred to as a “Mortgagee”. This clause shall be self-operative, but upon request from a Mortgagee, Tenant shall execute a commercially reasonable subordination and attornment agreement in favor of the Mortgagee, provided such agreement provides a non-disturbance covenant benefitting Tenant. Alternatively, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. Upon request, Tenant, without charge, shall attorn to any successor to Landlord’s interest in this Lease in the event of a foreclosure of any Mortgage. Tenant agrees that any purchaser at a foreclosure sale or lender taking title under a deed in lieu of foreclosure shall not be responsible for any act or omission of a prior landlord, shall not be subject to any offsets or defenses Tenant may have against a prior landlord, and shall not be liable for the return of the Security Deposit not actually recovered by such purchaser nor bound by any rent paid in advance of the calendar month in which the transfer of title occurred; provided that (a) the foregoing shall not release the applicable prior landlord from any liability for those obligations, and (b) Tenant shall continue to receive the full benefit of having made such Security Deposit and/or prepaid rent. Tenant acknowledges that Landlord’s Mortgagees and their successors-in-interest are intended third party beneficiaries of this Section 13.1.

b.ESTOPPEL CERTIFICATE. Tenant shall, within 10 business days after receipt of a written request from Landlord, execute and deliver a commercially reasonable estoppel certificate in favor of those parties as are reasonably requested by Landlord (including a Mortgagee or a prospective purchaser of the Building or the Project).

ARTICLE 14. DEFAULTS AND REMEDIES

a.TENANT’S DEFAULTS. In addition to any other event of default set forth in this Lease, the occurrence of any one or more of the following events shall constitute a “Default” by Tenant:

i.The failure by Tenant to make any payment of Rent required to be made by Tenant, as and when due, where the failure continues for a period of 5 business days after written notice from Landlord to Tenant. The term “Rent” as used in this Lease shall be deemed to mean the Basic Rent and all other sums, including but not limited to parking charges, required to be paid by Tenant to Landlord pursuant to the terms of this Lease.

ii.Except where a specific time period is otherwise set forth for Tenant’s performance in this Lease (in which event the failure to perform by Tenant within such time period shall be a Default), the failure or inability by Tenant to observe or perform any of the covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified in any other subsection of this Section 14.1, where the failure continues for a period of 30 days after written notice from Landlord to Tenant specifying in reasonable detail the nature and extent of the failure; provided, however, that if the nature of Tenant’s obligation is such that more than 30 days are required for its performance, then Tenant shall not be deemed to be in default if it commences performance within the 30 day period and thereafter diligently pursues the cure to completion.

The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by law, and Landlord shall not be required to give any additional notice under California Code of Civil Procedure Section 1161, or any successor statute, in order to be entitled to commence an unlawful detainer proceeding.

b.LANDLORD’S REMEDIES. In addition to all other rights or remedies of Landlord set forth in this Lease, if a Default occurs, Landlord shall have all rights available to Landlord under California law, without further notice or demand to Tenant, including, without limitation, the right to terminate this Lease. In addition, Landlord has the remedy described in California Civil Code Section 1951.4 (Landlord may continue this Lease in effect after Tenant's breach and abandonment and recover Rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations). In any case in which Landlord re-enters and occupies the Premises, by unlawful detainer proceedings or otherwise, Landlord, at its option, may repair, alter, subdivide or change the character of the Premises as Landlord deems best, relet all or any part of the Premises and receive the rents therefor, and none of these actions shall constitute a termination of this Lease, a release of Tenant from any liability, or result in the release of any Guarantor. Landlord shall not be deemed to have terminated this Lease or the liability of Tenant to pay any Rent or other charges later becoming due by any re- entry of the Premises pursuant to this Section 14.2, or by any action in unlawful detainer or otherwise to obtain possession of the Premises, unless Landlord has first given Tenant notice that it is terminating this Lease. Any notice given by Landlord pursuant to Section 14.1 shall be in lieu of, and not in addition to, any notice required by Section 1161 of the California Code of Civil Procedure or superseding statute. Any payment of Rent following Landlord’s delivery of notice to Tenant pursuant to Section 14.1 shall not constitute acceptance of Rent. If Landlord elects to terminate this Lease pursuant to the provisions of this Section 14.2, damages shall include, without limitation, the remedy and measure of damages specified pursuant to California Civil Code Section 1951.2, which shall include the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of Rent loss Tenant proves could have been reasonably avoided.

If a Default by Tenant occurs, Landlord shall not be entitled to recover any resulting consequential damages, lost profit or opportunity costs, provided that nothing contained in this paragraph shall limit or otherwise restrict Landlord’s right to recover damages resulting from Tenant’s breach of its obligations under Sections 5.3, 7.4 and/or 15.1 of this Lease, or

Landlord’s right to recover any amounts described in California Civil Code Sections 1951.2 and 1951.4 or any successor statutes.

a.LATE PAYMENTS. Any Rent due under this Lease that is not paid to Landlord within 5 business days of the date when due shall bear interest at the maximum rate permitted by law from the date due until fully paid and if any Rent due from Tenant shall not be received by Landlord or Landlord’s designee within 5 days after the date due, then Tenant shall pay to Landlord, in addition to the interest, a late charge for each delinquent sum due equal to the greater of (i) 5% of that delinquent sum due or (ii) $100.00.

b.DEFAULT BY LANDLORD. Landlord shall not be deemed to be in default in the performance of any obligation under this Lease unless and until it has failed to perform the obligation within 30 days after written notice by Tenant to Landlord specifying in reasonable detail the nature and extent of the failure; provided, however, that if the nature of Landlord’s obligation is such that more than 30 days are required for its performance, then Landlord shall not be deemed to be in default if it commences performance within the 30 day period and thereafter diligently pursues the cure to completion.

c.EXPENSES AND LEGAL FEES. Should either Landlord or Tenant bring any action in connection with this Lease, the prevailing party shall be entitled to recover as a part of the action its reasonable attorneys’ fees, and all other reasonable costs. The prevailing party for the purpose of this paragraph shall be determined by the trier of the facts.

d.JUDICIAL REFERENCE/WAIVER OF JURY TRIAL. Landlord and Tenant agree that any disputes arising in connection with this Lease (including but not limited to a determination of any and all of the issues in such dispute, whether of fact or of law) shall be resolved (and a decision shall be rendered) by way of a general reference as provided for in Part 2, Title 8, Chapter 6 (§§ 638 et. seq.) of the California Code of Civil Procedure, or any successor California statute governing resolution of disputes by a court appointed referee. Nothing within this Section 14.6 shall apply to an unlawful detainer action. LANDLORD AND TENANT EACH ACKNOWLEDGES THAT IT IS AWARE OF AND HAS HAD THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS RIGHT TO TRIAL BY JURY, AND, TO THE EXTENT PERMITTED BY LAW, EACH PARTY DOES HEREBY EXPRESSLY AND KNOWINGLY WAIVE AND RELEASE ALL SUCH RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE.

e.SATISFACTION OF JUDGMENT. The obligations of Landlord do not constitute the personal obligations of the individual partners, trustees, directors, officers, members or shareholders of Landlord or its constituent partners or members. Should Tenant recover a money judgment against Landlord, such judgment shall be satisfied only from the interest of Landlord in the Project and out of the rent or other income from such property receivable by Landlord, and no action for any deficiency may be sought or obtained by Tenant.

ARTICLE 15. END OF TERM

a.HOLDING OVER. If Tenant holds over for any period after the Expiration Date (or earlier termination of the Term), such tenancy shall constitute a tenancy at sufferance only and possession shall be subject to all of the terms of this Lease, except that the monthly rental shall be 150% of the total monthly rental for the month immediately preceding the date of termination. The acceptance by Landlord of monthly hold-over rental in a lesser amount shall not constitute a waiver of Landlord's right to recover the full amount due unless otherwise agreed in writing by Landlord. If Tenant fails to surrender the Premises within 15 days following the expiration of this Lease despite demand to do so by Landlord, Tenant shall indemnify and hold Landlord harmless from all loss or liability, including without limitation, any claims made by any succeeding tenant relating to such failure to surrender. The foregoing provisions of this Section 15.1 are in addition to and do not affect Landlord’s right of re-entry or any other rights of Landlord under this Lease or at law.

b.SURRENDER OF PREMISES; REMOVAL OF PROPERTY. Upon the Expiration Date or upon any earlier termination of this Lease, Tenant shall quit and surrender possession of the Premises to Landlord in as good order, condition and repair as when received or as hereafter may be improved by Landlord or Tenant, reasonable wear and tear and repairs which are Landlord’s obligation excepted, and shall remove or fund to Landlord the cost of removing all wallpapering, voice and/or data transmission cabling installed by or for Tenant and Required Removables, together with all personal property and debris, and shall perform all work required under Section 7.3 of this Lease. If Tenant shall fail to comply with the provisions of this Section 15.2 and remove any personal property within 10 days following the expiration or earlier termination of this Lease, such personal property shall be conclusively deemed to have been abandoned, then Landlord may effect the removal and/or make any repairs, without notice and without incurring any liability to Tenant, and the cost to Landlord shall be additional rent payable by Tenant upon demand. Tenant hereby waives all rights under and benefits of Section 1993.03 of the California Civil Code, or any similar or successor laws now or hereafter in effect and authorizes Landlord to dispose of any personal property remaining at the Premises following the expiration or earlier termination of this Lease without further notice to Tenant.

ARTICLE 16. PAYMENTS AND NOTICES

All sums payable by Tenant to Landlord shall be paid, without deduction or offset, in lawful money of the United States to Landlord at its address set forth in Item 12 of the Basic Lease Provisions, or at any other place as Landlord may designate in writing. Unless this Lease expressly provides otherwise, all payments shall be due and payable within 5 business days after demand. All payments requiring proration shall be prorated on the basis of the number of days in the pertinent calendar month or year, as applicable. Any notice, election, demand, consent or approval to be given or other document to be delivered by either party to the other may be delivered to the other party, at the address set forth in Item 12 of the Basic Lease Provisions, by personal service or by any courier or “overnight” express mailing service. Either party may, by written notice to the other, served in the manner provided in this Article, designate a different address. The refusal to accept delivery of a notice, or the inability to deliver the notice (whether due to a change of address for which notice was not duly given or other good reason), shall be deemed delivery and receipt of the notice as of the date of attempted delivery.

ARTICLE 17. RULES AND REGULATIONS

Tenant agrees to comply with the Rules and Regulations attached as Exhibit E, and any reasonable and nondiscriminatory amendments, modifications and/or additions as may be adopted (provided such rules and regulations adopted by Landlord after the date of this Lease shall not impose any additional unreasonable burdens or additional unreasonable liabilities on Tenant) by Landlord from time to time. The rules and regulations shall be generally applicable, and generally applied in the same manner, to all tenants of the Building.

ARTICLE 18. BROKER’S COMMISSION

The parties recognize as the broker(s) who negotiated this Lease the firm(s) whose name(s) is (are) stated in Item 10 of the Basic Lease Provisions (“Brokers”), and agree that Landlord shall be responsible for the payment of brokerage commissions to those Brokers unless otherwise provided in this Lease. Each party warrants that it has had no dealings with any other real estate broker or agent in connection with the negotiation of this Lease, and agrees to indemnify and hold the other party harmless from any cost, expense or liability (including reasonable attorneys’ fees) for any compensation, commissions or charges claimed by any other real estate broker or agent employed or claiming to represent or to have been employed by the indemnifying party in connection with the negotiation of this Lease.

ARTICLE 19. TRANSFER OF LANDLORD’S INTEREST

Landlord shall have the right to transfer and assign, in whole or in part, all of its ownership interest, rights and obligations in the Building, Project or Lease, including the Security Deposit, and upon transfer Landlord shall be released from any further obligations hereunder, and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations and the return of any Security Deposit.

ARTICLE 20. INTERPRETATION

a.NUMBER. Whenever the context of this Lease requires, the words “Landlord” and “Tenant” shall include the plural as well as the singular.

b.JOINT AND SEVERAL LIABILITY. If more than one person or entity is named as Tenant, the obligations imposed upon each shall be joint and several and the act of or notice from, or notice or refund to, or the signature of, any one or more of them shall be binding on all of them with respect to the tenancy of this Lease, including, but not limited to, any renewal, extension, termination or modification of this Lease.

c.SUCCESSORS. The expiration of the Term, whether by lapse of time, termination or otherwise, shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or termination of this Lease.

d.TIME OF ESSENCE. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

e.CONTROLLING LAW. This Lease shall be governed by and interpreted in accordance with the laws of the State of California.

f.SEVERABILITY. If any term or provision of this Lease, the deletion of which would not adversely affect the receipt of any material benefit by either party or the deletion of which is consented to by the party adversely affected, shall be held invalid or unenforceable to any extent, the remainder of this Lease shall not be affected and each term and provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

g.WAIVER. One or more waivers by Landlord or Tenant of any breach of any term, covenant or condition contained in this Lease shall not be a waiver of any subsequent breach of the same or any other term, covenant or condition. Consent to any act by one of the parties shall not be deemed to render unnecessary the obtaining of that party’s consent to any subsequent act. No breach of this Lease shall be deemed to have been waived unless the waiver is in a writing signed by the waiving party.

h.INABILITY TO PERFORM. In the event that either party shall be delayed or hindered in or prevented from the performance of any work or in performing any act required under this Lease by reason of any cause beyond the reasonable control of that party, then the performance of the work or the doing of the act shall be excused for the period of the delay and the time for performance shall be extended for a period equivalent to the period of the delay. The provisions of this Section 20.8 shall not operate to excuse Tenant from the prompt payment of Rent.

i.ENTIRE AGREEMENT. This Lease constitutes the entire agreement between the parties and supersedes all prior agreements and understandings related to the Premises. This Lease may be modified only by a written agreement signed by Landlord and Tenant.

j.QUIET ENJOYMENT. Upon the observance and performance of all the covenants, terms and conditions on Tenant’s part to be observed and performed, and subject to the other provisions of this Lease, Tenant shall have the right of quiet enjoyment and use of the Premises for the Term without hindrance or interruption by Landlord or any other person claiming by or through Landlord.

a.SURVIVAL. All covenants of Landlord or Tenant which reasonably would be intended to survive the expiration or sooner termination of this Lease, including without limitation any warranty or indemnity hereunder, shall so survive and continue to be binding upon and inure to the benefit of the respective parties and their successors and assigns.

ARTICLE 21. EXECUTION

a.COUNTERPARTS; DIGITAL SIGNATURES. This Lease may be executed in one or more counterparts, each of which shall constitute an original and all of which shall be one and the same agreement. The parties agree to accept a digital image (including but not limited to an image in the form of a PDF, JPEG, GIF file, or other e-signature) of this Lease, if applicable, reflecting the execution of one or both of the parties, as a true and correct original.

b.CORPORATE AND PARTNERSHIP AUTHORITY. Tenant represents and warrants to Landlord, and agrees, that each individual executing this Lease on behalf of Tenant is authorized to do so on behalf of Tenant.

c.EXECUTION OF LEASE; NO OPTION OR OFFER. The submission of this Lease to Tenant shall be for examination purposes only, and shall not constitute an offer to or option for Tenant to lease the Premises unless and until Landlord has executed and delivered this Lease to Tenant.

d.BROKER DISCLOSURE. By the execution of this Lease, each of Landlord and Tenant hereby acknowledge and confirm (a) receipt of a copy of a Disclosure Regarding Real Estate Agency Relationship conforming to the requirements of California Civil Code 2079.16, and (b) the agency relationships specified in Item 10 of the Basic Lease Provisions, which acknowledgement and confirmation is expressly made for the benefit of Tenant’s Broker identified in Item 10 of the Basic Lease Provisions. If there is no Tenant’s Broker so identified in Item 10 of the Basic Lease Provisions, then such acknowledgement and confirmation is expressly made for the benefit of Landlord’s Broker. By the execution of this Lease, Landlord and Tenant are executing the confirmation of the agency relationships set forth in Item 10 of the Basic Lease Provisions.

ARTICLE 22. MISCELLANEOUS

a.MORTGAGEE PROTECTION. No act or failure to act on the part of Landlord which would otherwise entitle Tenant to be relieved of its obligations hereunder or to terminate this Lease shall result in such a release or termination unless (a) Tenant has given notice by registered or certified mail to any Mortgagee of a Mortgage covering the Building whose address has been furnished to Tenant and (b) such Mortgagee is afforded a reasonable opportunity to cure the default by Landlord. Tenant shall comply with any written directions by any Mortgagee to pay Rent due hereunder directly to such Mortgagee without determining whether a default exists under such Mortgagee’s Mortgage.

b.SDN LIST. Tenant hereby represents and warrants that neither Tenant nor any officer, director, employee, partner, member or other principal of Tenant (collectively, "Tenant Parties") is listed as a Specially Designated National and Blocked Person ("SDN") on the list of such persons and entities issued by the U.S. Treasury Office of Foreign Assets Control (OFAC). In the event Tenant or any Tenant Party is or becomes listed as an SDN, Tenant shall be deemed in breach of this Lease and Landlord shall have the right to terminate this Lease immediately upon written notice to Tenant.

IN WITNESS WHEREOF, the parties have executed this Lease as of the day and year first above written.

LANDLORD:

JAMBOREE CENTER 4 LLC,
a Delaware limited liability company

By: /s/ STEVEN M. CASE \si6

Steven M. Case
Executive Vice President, Leasing & Marketing
Office Properties

By: /s/ CHRISTOPHER J. POPMA \si5

Christopher J. Popma
Regional Vice President, Operations
Office Properties

\in9\

TENANT: REDWOOD TRUST, INC., a Maryland corporation By: /s/ RYAN MCBRIDESI1\ Ryan McBride\na1\ Managing Director By: \/s/ DASHIELL I. ROBINSONsi1si2\ Dashiell I. Robinson \na2\ President \ti2\

4 Park Plaza, Suite 900

EXHIBIT A

EXHIBIT B

OPERATING EXPENSES AND TAXES
(Base Year)

i.Commencing 12 months following the Commencement Date, Tenant shall pay Landlord, as additional rent, for Tenant’s Share of the amount, if any, by which “Project Costs” (defined below) for each Expense Recovery Period during the Term exceed Project Costs for the Project Cost Base and the amount, if any, by which “Property Taxes” (defined below) for each Expense Recovery Period during the Term exceed Property Taxes for the Property Tax Base. Property Taxes and Project Costs are mutually exclusive and may be billed separately or in combination as determined by Landlord. “Tenant’s Share” shall mean that portion of any Operating Expenses determined by multiplying the cost of such item by a fraction, the numerator of which is the Floor Area of Premises and the denominator of which is the total rentable square footage, as determined from time to time by Landlord, of (i) the Floor Area of the Building as defined in Item 8 of the Basic Lease Provisions, for expenses determined by Landlord to benefit or relate substantially to the Building rather than the entire Project, or (ii) all or some of the buildings in the Project, for expenses determined by Landlord to benefit or relate substantially to all or some of the buildings in the Project rather than any specific building. Tenant acknowledges Landlord’s rights to make changes or additions to the Building and/or Project from time to time, in which event the total rentable square footage within the Building and/or Project may be adjusted. For convenience of reference, Property Taxes and Project Costs may sometimes be collectively referred to as “Operating Expenses.”

ii.Commencing prior to the start of the first full “Expense Recovery Period” of the Lease (as defined in Item 7 of the Basic Lease Provisions) following the Base Year, and prior to the start of each full or partial Expense Recovery Period thereafter, Landlord shall give Tenant a written estimate of the amount of Tenant’s Share of Project Costs and Property Taxes for the Expense Recovery Period or portion thereof. Commencing 12 months following the Commencement Date, Tenant shall pay the estimated amounts to Landlord in equal monthly installments, in advance, with Basic Rent. Landlord may from time to time change the Expense Recovery Period to reflect a calendar year or a new fiscal year of Landlord, as applicable, in which event Tenant’s Share of Operating Expenses shall be equitably prorated for any partial year. From time to time during an Expense Recovery Period, Landlord may revise the estimate based on increases in any of the Operating Expenses.

iii.Within 180 days after the end of each Expense Recovery Period, Landlord shall furnish to Tenant a statement setting forth the actual or prorated Property Taxes and Project Costs attributable to that period, and the parties shall within 30 days thereafter make any payment or allowance necessary to adjust Tenant’s estimated payments, if any, to Tenant’s actual Tenant’s Share as shown by the annual statement. If actual Property Taxes or Project Costs allocable to Tenant during any Expense Recovery Period are less than the Property Tax Base or the Project Cost Base, respectively, Landlord shall not be required to pay that differential to Tenant, although Landlord shall refund any applicable estimated payments collected from Tenant. Should Tenant fail to object in writing to Landlord’s determination of actual Operating Expenses within 60 days following delivery of Landlord’s expense statement, Landlord’s determination of actual Operating Expenses for the applicable Expense Recovery Period shall be conclusive and binding on Tenant.

iv.Even though the Lease has terminated and the Tenant has vacated the Premises, when the final determination is made of Tenant’s share of Property Taxes and Project Costs for the Expense Recovery Period in which the Lease terminates, Tenant shall upon notice pay the entire increase due over the estimated expenses paid; conversely, any overpayment made in the event expenses decrease shall be rebated by Landlord to Tenant.

v.The term “Project Costs” shall include all charges and expenses pertaining to the operation, management, maintenance and repair of the Building and the Project, together with all appurtenant Common Areas (as defined in Section 6.2), and shall include the following charges by way of illustration but not limitation: water and sewer charges; insurance premiums and deductibles and/or reasonable premium equivalents and deductible equivalents should Landlord elect to self-insure any risk that Landlord is authorized to insure hereunder; license, permit, and inspection fees; heat; light; power; janitorial services; the cost of equipping, staffing and operating an on-site and/or off-site management office for the Building and Project; all labor and labor-related costs for personnel applicable to the Building and Project, including both Landlord's personnel and outside personnel; a commercially reasonable Landlord overhead/management fee; reasonable fees for consulting services; access control/security costs, inclusive of the reasonable cost of improvements made to enhance access control systems and procedures; repairs; air conditioning; supplies; materials; equipment; tools; tenant services; programs instituted to comply with transportation management requirements; any expense incurred pursuant to Sections 6.1, 6.2, 7.2, and 10.2 and Exhibits C and F below; costs incurred (capital or otherwise) on a regular recurring basis every 3 or more years for normal maintenance projects (e.g., parking lot slurry coat or replacement of lobby, corridor and elevator cab carpets and coverings); and the amortized cost of capital improvements (as distinguished from replacement parts or components installed in the ordinary course of business) which are intended to reduce other operating costs or increases thereof, or upgrade Building and/or Project security, or which are required to bring the Building and/or Project into compliance with applicable laws and building codes enacted after the Commencement Date, provided that such capital expenditures shall be limited to (1) improvements which are reasonably intended to increase or enhance building security and/or safety (such as lighting, life/fire safety systems, etc.), (2) repairs or replacements of the Building structure, Building systems or Common Areas for functional (and not aesthetic) reasons, (3) improvements required to comply with any law or change in law becoming effective as to the Building after the Commencement Date; and/or (4) expenditures incurred as a cost or labor saving measure or to affect other economies in the operation or maintenance of the Building or the Common Areas (collectively, “Permitted Capital Items”). Landlord shall amortize the cost of capital improvements on a straight-line basis over the lesser of the Payback Period (as defined below) or the useful life of the capital improvement as reasonably determined by Landlord. Any amortized Project Costs item may include, at Landlord's option, an actual or imputed interest rate that Landlord would reasonably be required to pay to finance the cost of the item, applied on the unamortized balance. "Payback Period" shall mean the reasonably estimated period of time that it takes for the cost savings, if any, resulting from a capital improvement item to equal the total cost of the capital improvement. It is understood that Project Costs shall include competitive charges for direct services provided by any subsidiary or division of Landlord. If any Project Costs are applicable to one or more buildings or properties in addition to the Building, then that cost shall be equitably prorated and apportioned among the Building and such other buildings or properties. The term “Property Taxes” as used herein shall include the following: (i) all real estate taxes or personal property taxes, as such property taxes may be increased from time to time due to a reassessment or otherwise; and (ii) other taxes, charges and assessments which are levied with respect to this Lease or to the Building and/or the Project, and any improvements, fixtures and equipment and other property of Landlord located in the Building and/or the Project, except that general net income and franchise taxes imposed against Landlord shall be excluded; and (iii) any tax, surcharge or assessment which shall be levied in addition to or in lieu of real estate or personal property taxes; and
(iv) costs and expenses incurred in contesting the amount or validity of any Property Tax by appropriate proceedings. Property Taxes shall not include any federal and state income taxes, and other taxes to the extent applicable to Landlord's general or net income (as opposed to rents, receipts or income attributable to operations at the Project), capital levy, franchise, capital stock, gift, estate or inheritance tax, or any interest, fines or penalties imposed by the taxing authority for pate payment (except to the extent such late payment is due to Tenant’s late payment of Tenant’s Share of the Property Taxes. A copy of Landlord’s unaudited statement of expenses shall be made available to Tenant upon request. The Project Costs, inclusive of those for the Base Year, shall be extrapolated by Landlord to reflect at least 95% occupancy of the rentable area of the Building.

i.Notwithstanding the foregoing, Operating Expenses shall exclude the following:

1.Any ground lease rental;

2.Costs incurred by Landlord with respect to goods and services (including utilities sold and supplied to tenants and occupants of the Building) to the extent that Landlord is reimbursed for such costs other than through the Operating Expense pass-through provisions of such tenants' lease;

3.Costs incurred by Landlord for repairs, replacements and/or restoration to or of the Building to the extent that Landlord is reimbursed by insurance or condemnation proceeds or by tenants (other than through Operating Expense pass-throughs), warrantors or other third persons;

4.Costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for other tenants in the Building or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Building;

5.Costs arising from Landlord's charitable or political contributions;

6.Attorneys' fees and other costs and expenses incurred in connection with negotiations or disputes with present or prospective tenants or other occupants of the Building, except those attorneys' fees and other costs and expenses incurred in connection with negotiations, disputes or claims relating to items of Operating Expenses, enforcement of rules and regulations of the Building and such other matters relating to the maintenance of standards required of Landlord under this Lease;

7.Capital expenditures as determined in accordance with generally accepted accounting principles, consistently applied, and as generally practiced in the real estate industry (“GAAP”), except as otherwise provided above;

8.Brokers commissions, finders' fees, attorneys' fees, entertainment and travel expenses and other costs incurred by Landlord in leasing or attempting to lease space in the Building;

9.Expenses in connection with services or other benefits which are not offered to Tenant or for which Tenant is charged for directly but which are provided to another tenant or occupant of the Building;

10.Costs incurred by Landlord due to the violation by Landlord of any law, code, regulation, or ordinance;

11.Overhead and profit increments paid to subsidiaries or affiliates of Landlord for services provided to the Building to the extent the same exceeds the costs that would generally be charged for such services if rendered on a competitive basis (based upon a standard of similar office buildings in the general market area of the Premises) by unaffiliated third parties capable of providing such service;

12.Interest on debt or amortization on any mortgage or mortgages encumbering the Building;

13.Landlord's general corporate overhead, except as it relates to the specific management, operation, repair, replacement and maintenance of the Building or Project;

14.Costs of installing the initial landscaping and the initial sculpture, paintings and objects of art for the Building and Project;

15.Advertising expenditures;

16.Any bad debt loss, rent loss, or reserves for bad debts or rent loss;

17.Costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of the operation, management, repair, replacement and maintenance of the Project, including partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord's interest in the Project, and costs incurred in connection with any disputes between
Landlord and its employees, between Landlord and Project management, or between Landlord and other tenants or occupants;

1.The wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-à-vis time spent on matters unrelated to operating and managing the Project; provided that in no event shall Project Costs include wages and/or benefits attributable to personnel above the level of portfolio property manager or chief engineer;

2.Costs incurred by Landlord for improvements or replacements (including structural additions), repairs, equipment and tools which are of a “capital” nature and/or which are considered “capital” improvements or replacements under GAAP, except to the extent included in Project Costs pursuant to the definition above or by other express terms of this Lease; and

3.Legal fees and costs, settlements, judgments or awards paid or incurred because of disputes between Landlord and other tenants or prospective occupants or prospective tenants/occupants or providers of goods and services to the Project.

i.Provided Tenant is not then in Default hereunder, Tenant shall have the right to cause a certified public accountant, engaged on a non-contingency fee basis, to audit Operating Expenses by inspecting Landlord's general ledger of expenses not more than once during any Expense Recovery Period. However, to the extent that insurance premiums or any other component of Operating Expenses is determined by Landlord on the basis of an internal allocation of costs utilizing information Landlord in good faith deems proprietary, such expense component shall not be subject to audit so long as it does not exceed the amount per square foot typically imposed by landlords of other first class office projects in Orange, California. Tenant shall give notice to Landlord of Tenant's intent to audit within sixty (60) days after Tenant's receipt of Landlord's expense statement which sets forth Landlord's actual Operating Expenses. Such audit shall be conducted at a mutually agreeable time during normal business hours at the office of Landlord or its management agent where such accounts are maintained. If Tenant's audit determines that actual Operating Expenses have been overstated by more than five percent (5%), then subject to Landlord's right to review and/or contest the audit results, Landlord shall reimburse Tenant for the reasonable out-of-pocket costs of such audit. Tenant's rent shall be appropriately adjusted to reflect any overstatement in Operating Expenses. In addition, if any component of Operating Expenses is determined to be either inappropriate or excessive during an Expense Recovery Period, and if the Project Cost Base or Property Tax Base also included such component, then the appropriate Base shall concurrently be adjusted if and to the extent appropriate. All of the information obtained by Tenant and/or its auditor in connection with such audit, as well as any compromise, settlement, or adjustment reached between Landlord and Tenant as a result thereof, shall be held in strict confidence and, except as may be required pursuant to litigation, shall not be disclosed to any third party, directly or indirectly, by Tenant or its auditor or any of their officers, agents or employees. Landlord may require Tenant's auditor to execute a separate confidentiality agreement affirming the foregoing as a condition precedent to any audit. In the event of a violation of this confidentiality covenant in connection with any audit, then in addition to any other legal or equitable remedy available to Landlord, Tenant shall forfeit its right to any reconciliation or cost reimbursement payment from Landlord due to said audit (and any such payment theretofore made by Landlord shall be promptly returned by Tenant), and Tenant shall have no further audit rights under this Lease. Notwithstanding the foregoing, Tenant shall have no right of audit with respect to any Expense Recovery Period unless the total Operating Expenses per square foot for such Expense Recovery Period, as set forth in Landlord's annual expense reconciliation, exceed the total Operating Expenses per square foot during the Base Year, as increased by the percentage change in the United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index for all Urban Consumers, Los Angeles - Riverside - Orange County Area Average, all items (1982-84 = 100) (the "Index"), which change in the Index shall be measured by comparing the Index published for January of the Base Year with the Index published for January of the applicable Expense Recovery Period.

EXHIBIT C UTILITIES AND SERVICES

The following standards for utilities and services shall be in effect at the Building. Landlord reserves the right to adopt nondiscriminatory modifications and additions to these standards. In the case of any conflict between these standards and the Lease, the Lease shall be controlling. Subject to all of the provisions of the Lease, the following shall apply:

1.Landlord shall make available to the Premises during the hours of 8:00 a.m. to 6:00 p.m., Monday through Friday, and upon request, from 8:00 a.m. to 1:00 p.m. on Saturday ("Building Hours"), generally recognized national holidays excepted, reasonable HVAC services. Subject to the provisions set forth below, Landlord shall also furnish the Building with elevator service (if applicable) 24 hours per day, 7 days per week, reasonable amounts of electric current for normal lighting by Landlord’s standard overhead fluorescent and incandescent fixtures and for the operation of office equipment consistent in type and quantity with that utilized by typical office tenants of the Building and Project, and water for lavatory purposes. Tenant will not, without the prior written consent of Landlord, connect any apparatus, machine or device with water pipes or electric current (except through existing electrical outlets in the Premises) for the purpose of using electric current or water.

2.Upon written request from Tenant delivered to Landlord at least 24 hours prior to the period for which service is requested, but during normal business hours, Landlord will provide any of the foregoing building services to Tenant at such times when such services are not otherwise available. Tenant agrees to pay Landlord for those after-hour services at rates that Landlord may establish from time to time. As of the date of this Lease, Landlord’s hourly rate for after-hour HVAC is $75.00 per hour, per floor or portion thereof, which rate is subject to change as Landlord may determine from time to time. f Tenant requires electric current in excess of that which Landlord is obligated to furnish under this Exhibit C, Tenant shall first obtain the consent of Landlord, and Landlord may cause an electric current meter to be installed in the Premises to measure the amount of electric current consumed. The cost of installation, maintenance and repair of the meter shall be paid for by Tenant, and Tenant shall reimburse Landlord promptly upon demand for all electric current consumed for any special power use as shown by the meter.

3.Landlord shall furnish water for drinking, personal hygiene and lavatory purposes only.

4.In the event that any utility service to the Premises is separately metered or billed to Tenant, Tenant shall pay all charges for that utility service to the Premises and the cost of furnishing the utility to tenant suites shall be excluded from the Operating Expenses as to which reimbursement from Tenant is required in the Lease.

5.Landlord shall provide janitorial services 5 days per week, equivalent to that furnished in comparable buildings, and window washing as reasonably required; provided, however, that Tenant shall pay for any additional or unusual janitorial services.

6.Tenant shall have access to the Building 24 hours per day, 7 days per week, 52 weeks per year; provided that Landlord may install access control systems as it deems advisable for the Building. Landlord may impose a reasonable charge for access control cards and/or keys issued to Tenant.

7.The costs of operating, maintaining and repairing any supplemental air conditioning unit serving only the Premises shall be borne solely by Tenant. Such installation shall be subject to Landlord’s prior written approval, at Tenant's sole expense and shall include installation of a separate meter for the operation of the unit. Landlord may require Tenant to remove at Lease expiration any such unit installed by or for Tenant and to repair any resulting damage to the Premises or Building.

EXHIBIT D TENANT’S INSURANCE

The following requirements for Tenant’s insurance shall be in effect during the Term, and Tenant shall also cause any subtenant to comply with the requirements. Landlord reserves the right to adopt reasonable nondiscriminatory modifications and additions to these requirements.

1.Tenant shall maintain, at its sole cost and expense, during the entire Term: (i) commercial general liability insurance with respect to the Premises and the operations of Tenant in, on or about the Premises, on a policy form that is at least as broad as Insurance Service Office (ISO) CGL 00 01 (if alcoholic beverages are sold on the Premises, liquor liability shall be explicitly covered), which policy(ies) shall be written on an “occurrence” basis and for not less than
$2,000,000 combined single limit per occurrence for bodily injury, death, and property damage liability; (ii) workers’ compensation insurance coverage as required by law, together with employers’ liability insurance coverage of at least
$1,000,000 each accident and each disease; (iii) with respect to Alterations constructed by Tenant under this Lease, builder’s risk insurance, in an amount equal to the replacement cost of the work; and (iv) insurance against fire, vandalism, malicious mischief and such other additional perils as may be included in a standard “special form” policy, insuring all Alterations, tenant improvements installed by or for the benefit of Tenant, trade fixtures, furnishings, equipment and items of personal property in the Premises, in an amount equal to not less than 90% of their replacement cost (with replacement cost endorsement), which policy shall also include business interruption coverage in an amount sufficient to cover 1 year of loss. In no event shall the limits of any policy be considered as limiting the liability of Tenant under this Lease.

2.All policies of insurance required to be carried by Tenant pursuant to this Exhibit D shall be written by insurance companies authorized to do business in the State of California and with a general policyholder rating of not less than “A-” and financial rating of not less than “VIII” in the most current Best’s Insurance Report. The deductible or other retained limit under any policy carried by Tenant shall be commercially reasonable, and Tenant shall be responsible for payment of such deductible or retained limit with waiver of subrogation in favor of Landlord. Any insurance required of Tenant may be furnished by Tenant under any blanket policy carried by it or under a separate policy. A certificate of insurance, certifying that the policy has been issued, provides the coverage required by this Exhibit and contains the required provisions, together with endorsements acceptable to Landlord evidencing the waiver of subrogation and additional insured provisions required below, shall be delivered to Landlord prior to the date Tenant is given the right of possession of the Premises. In the event of a loss covered by any policy under which Landlord is an additional insured, Landlord shall be entitled to review a copy of such policy.

3.Tenant’s commercial general liability insurance shall contain a provision that the policy shall be primary and noncontributory with any policies carried by Landlord, together with a provision including Landlord, The Irvine Company LLC, and any other parties in interest designated by Landlord as additional insureds. Tenant’s policies described in Subsections 1 (ii), (iii) and (iv) above shall each contain a waiver by the insurer of any right to subrogation against Landlord, its agents, employees, contractors and representatives. Tenant also waives its right of recovery for any deductible or retained limit under same policies enumerated above. Tenant shall not cancel or change the coverage provided by the policy without first giving Landlord 30 days prior written notice. Tenant shall also name Landlord as an additional insured on any excess or umbrella liability insurance policy carried by Tenant.

NOTICE TO TENANT: IN ACCORDANCE WITH THE TERMS OF THIS LEASE, TENANT MUST PROVIDE EVIDENCE OF THE REQUIRED INSURANCE TO LANDLORD’S MANAGEMENT AGENT PRIOR TO BEING AFFORDED ACCESS TO THE PREMISES.

EXHIBIT E

RULES AND REGULATIONS

The following Rules and Regulations shall be in effect at the Building. Landlord reserves the right to adopt reasonable nondiscriminatory modifications and additions at any time. In the case of any conflict between these regulations and the Lease, the Lease shall be controlling.

1.The sidewalks, halls, passages, elevators, stairways, and other common areas shall not be obstructed by Tenant or used by it for storage, for depositing items, or for any purpose other than for ingress to and egress from the Premises. Should Tenant have access to any balcony or patio area, Tenant shall not place any furniture other personal property in such area without the prior written approval of Landlord.

2.Neither Tenant nor any employee or contractor of Tenant shall go upon the roof of the Building without the prior written consent of Landlord.

3.Tenant shall, at its expense, be required to utilize the third party contractor designated by Landlord for the Building to provide any telephone wiring services from the minimum point of entry of the telephone cable in the Building to the Premises.

4.No antenna or satellite dish shall be installed by Tenant without the prior written agreement of Landlord.

5.The sashes, sash doors, windows, glass lights, solar film and/or screen, and any lights or skylights that reflect or admit light into the halls or other places of the Building shall not be covered or obstructed. If Landlord, by a notice in writing to Tenant, shall object to any curtain, blind, tinting, shade or screen attached to, or hung in, or used in connection with, any window or door of the Premises, the use of that curtain, blind, tinting, shade or screen shall be immediately discontinued and removed by Tenant. Interior of the Premises visible from the exterior must be maintained in a visually professional manner and consistent with a first class office building. Tenant shall not place any unsightly items (as determined by Landlord in its reasonable discretion) along the exterior glass line of the Premises including, but not limited to, boxes, and electrical and data cords. No awnings shall be permitted on any part of the Premises.

6.The installation and location of any unusually heavy equipment in the Premises, including without limitation file storage units, safes and electronic data processing equipment, shall require the prior written approval of Landlord. The moving of large or heavy objects shall occur only between those hours as may be designated by, and only upon previous notice to, Landlord. No freight, furniture or bulky matter of any description shall be received into or moved out of the lobby of the Building or carried in any elevator other than the freight elevator (if available) designated by Landlord unless approved in writing by Landlord.

7.Any pipes or tubing used by Tenant to transmit water to an appliance or device in the Premises must be made of copper or stainless steel, and in no event shall plastic tubing be used for that purpose.

8.Tenant shall not place any lock(s) on any door in the Premises or Building without Landlord’s prior written consent, which consent shall not be unreasonably withheld. Upon the termination of its tenancy, Tenant shall deliver to Landlord all the keys to offices, rooms and toilet rooms and all access cards which shall have been furnished to Tenant or which Tenant shall have had made.

9.Tenant shall not install equipment requiring electrical or air conditioning service in excess of that to be provided by Landlord under the Lease without prior written approval from Landlord.

10.Tenant shall not use space heaters within the Premises.

11.Tenant shall not do or permit anything to be done in the Premises, or bring or keep anything in the Premises, which shall in any way increase the insurance on the Building, or on the property kept in the Building, or interfere with the rights of other tenants, or conflict with any government rule or regulation.

12.Tenant shall not use or keep any foul or noxious gas or substance in the Premises.

13.Tenant shall not permit the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors and/or vibrations, or interfere in any way with other tenants or those having business with other tenants.

14.Tenant shall not permit any pets or animals in or about the Building. Bona fide service animals are permitted provided such service animals are pre-approved by Landlord, remain under the direct control of the individual they serve at all times, and do not disturb or threaten others.

15.Neither Tenant nor its employees, agents, contractors, invitees or licensees shall bring any firearm, whether loaded or unloaded, into the Project at any time.

16.Smoking tobacco, including via personal vaporizers or other electronic cigarettes, anywhere within the Premises, Building or Project is strictly prohibited except that smoking tobacco may be permitted outside the Building and within the Project only in areas designated by Landlord. Smoking, vaping, distributing, growing or manufacturing marijuana or any marijuana derivative anywhere within the Premises, Building or Project is strictly prohibited.

17.Tenant shall not install an aquarium of any size in the Premises unless otherwise approved by Landlord.

1.Tenant shall not utilize any name selected by Landlord from time to time for the Building and/or the Project as any part of Tenant’s corporate or trade name. Landlord shall have the right to change the name, number or designation of the Building or Project without liability to Tenant. Tenant shall not use any picture of the Building in its advertising, stationery or in any other manner.

2.Tenant shall, upon request by Landlord, supply Landlord with the names and telephone numbers of personnel designated by Tenant to be contacted on an after-hours basis should circumstances warrant.

3.Landlord may from time to time grant tenants individual and temporary variances from these Rules, provided that any variance does not have a material adverse effect on the use and enjoyment of the Premises by Tenant.

4.Fitness Center Rules. Tenant shall cause its employees (whether members or prospective members of the Fitness Center) to comply with the following Fitness Center rules and regulations (subject to change from time to time as Landlord may solely determine):

a.Membership in the Fitness Center is open to the tenants of Landlord or its affiliates only. No guests will be permitted to use the Fitness Center without the prior written approval of Landlord or Landlord’s representative.

b.Fitness Center users are not allowed to be in the Fitness Center other than the hours designated by Landlord from time to time. Landlord shall have the right to alter the hours of use of the Fitness Center, at Landlord’s sole discretion.

c.All Fitness Center users must execute Landlord’s Waiver of Liability prior to use of the Fitness Center and agree to all terms and conditions outlined therein.

d.Individual membership and guest keycards to the Fitness Center shall not be shared and shall only be used by the individual to whom such keycard was issued. Failure to abide by this rule may result in immediate termination of such Fitness Center user’s right to use the Fitness Center.

e.All Fitness Center users and approved guests must have a pre-authorized keycard to enter the Fitness Center. A pre-authorized keycard shall not be issued to a prospective Fitness Center user until receipt by Landlord of Landlord’s initial fee, if any, for use of the Fitness Center by such Fitness Center user(s).

f.Use of the Fitness Center is a privilege and not a right. Failure to follow gym rules or to act inappropriately while using the facilities shall result in termination of Tenant’s Fitness Center privileges.

EXHIBIT F PARKING

The following parking regulations shall be in effect at the Building In the case of any conflict between these regulations and the Lease, the Lease shall be controlling.

1.Landlord agrees to maintain, or cause to be maintained, an automobile parking area (“Parking Area”) in reasonable proximity to the Building (and in all events the Parking Area shall be within the Project) for the benefit and use of the visitors and patrons and, except as otherwise provided, employees of Tenant, and other tenants and occupants of the Building. Landlord shall have the right to determine the nature and extent of the automobile Parking Area, and of making such changes to the Parking Area from time to time which in its opinion are desirable. Landlord shall not be liable for any damage to motor vehicles of visitors or employees, for any loss of property from within those motor vehicles, or for any injury to Tenant, its visitors or employees, except to the extent ultimately determined to be caused by the negligence or willful misconduct of Landlord. Landlord shall also have the right to establish, and from time to time amend, and to enforce against all users of the Parking Area all reasonable rules and regulations (including the designation of areas for employee parking) as Landlord may deem necessary and advisable for the proper and efficient operation and maintenance of the Parking Area.

2.Landlord may, if it deems advisable in its sole discretion, charge for parking and may establish for the Parking Area a system or systems of permit parking for Tenant, its employees and its visitors. In no event shall Tenant or its employees park in reserved stalls leased to other tenants or in stalls within designated visitor parking zones, nor shall Tenant or its employees utilize more than the number of Parking Passes (defined below) allotted in this Lease to Tenant. Tenant shall, upon request of Landlord from time to time, furnish Landlord with a list of its employees’ names and of Tenant’s and its employees’ vehicle license numbers. Parking access devices, if applicable, shall not be transferable. Landlord may impose a reasonable fee for access devices and a replacement charge for devices which are lost or stolen. Each access device shall be returned to Landlord promptly following the Expiration Date or sooner termination of this Lease.

3.Washing, waxing, cleaning or servicing of vehicles, or the parking of any vehicle on an overnight basis, in the Parking Area (other than emergency services) by any parker or his or her agents or employees is prohibited unless otherwise authorized by Landlord.

4.It is understood that the employees of Tenant and the other tenants of Landlord within the Building and Project shall not be permitted to park their automobiles in the portions of the Parking Area which may from time to time be designated for patrons of the Building and/or Project. Tenant may purchase from Landlord for the Term of this Lease, all or a portion of the total number of parking passes set forth in Item 11 of the Basic Lease Provisions (the "Parking Passes") for unreserved parking. Landlord agrees that Tenant may convert up to 8 of the Parking Passes to reserved stalls by providing written notice of such election to Landlord prior to the Commencement Date (the “Converted Stalls”). Tenant acknowledges that if such written notice of election is not delivered to Landlord prior to the Commencement Date, then the conversion of the Parking Passes to reserved stalls shall be subject to the month to month availability of such reserved stalls as determined by Landlord and the reserved stalls shall be at Landlord’s scheduled rates, except that such rates during the initial 39 month Lease Term shall be as set forth below. In addition but subject to the month-to-month availability of such parking as determined by Landlord, Tenant shall have the right to purchase up to 21 additional parking passes for unreserved parking (the “Additional Parking Passes”) by providing written notice of such election to Landlord at any time following the date of this Lease. During the initial 39 month Lease Term only and subject to the foregoing, Tenant shall pay to Landlord the following parking charges: (i) $50.00 per Parking Pass and/or Additional Parking Pass for unreserved parking per month, and (ii) if applicable, $135.00 per Converted Stall per month. Thereafter, the monthly parking charges shall be at Landlord’s scheduled parking rates from time to time. Should any monthly parking charge not be paid within 5 days following the date due, then a late charge shall be payable by Tenant equal to the greater of (i) 5% of the delinquent installment or (ii) $100.00, which late charge shall be separate and in addition to any late charge that may be assessed pursuant to Section 14.3 of the Lease for other than delinquent monthly parking charges.

5.Landlord shall be entitled to pass on to Tenant its proportionate share of any charges or parking surcharge or transportation management costs levied by any governmental agency and Tenant shall cooperate in any voluntary or mandated transportation management programs.

6.Tenant shall not assign or sublet any of the Parking Passes, either voluntarily or by operation of law, without the prior written consent of Landlord, except in connection with an authorized assignment of this Lease or subletting of the Premises.

EXHIBIT G ADDITIONAL PROVISIONS

1.CONTINGENCY. Tenant understands and agrees that the effectiveness of this Lease is contingent upon the mutual execution and delivery of a lease surrender and termination agreement between Landlord and Jones Lang LaSalle Americas, Inc. (the “Existing Tenant”), the current tenant in possession of the Premises. Such contingency shall be deemed satisfied unless Landlord delivers written notice to Tenant on or before January 15, 2021, stating that such contingency is not satisfied and that Landlord elects to terminate this Lease.

2.RIGHT TO EXTEND. Provided that Tenant is not in Default under any provision of this Lease at the time of exercise of the extension right granted herein, and provided further that Tenant is occupying the entire Premises and has not assigned or sublet any of its interest in this Lease (except in connection with a Permitted Transfer of this Lease to an Affiliate as described in Section 9.2 hereof), Tenant may extend the Term of this Lease for one period of 36 months. Tenant shall exercise its right to extend the Term by and only by delivering to Landlord, not less than 12 months nor more than 15 months prior to the expiration date of the Term, Tenant’s written notice of its irrevocable commitment to extend (the “Commitment Notice”). Should Tenant fail timely to deliver the Commitment Notice, then this extension right shall thereupon lapse and be of no further force or effect.

The Basic Rent payable under the Lease during the extension of the Term shall be at the prevailing market rental rate (including periodic adjustments) for comparable and similarly improved office space in the Building and Project as of the commencement of the extension period, as determined by Landlord, based on a reasonable extrapolation of Landlord’s then-current leasing rates (“Prevailing Rate”). In the event there are not sufficient comparables within the Project to determine the Prevailing Rate, Landlord shall use the following projects owned by Landlord or its affiliates, subject to appropriate adjustments for comparison purposes, for its determination of the Prevailing Rate: MacArthur Court, Irvine Towers and Newport Gateway. In the event that the parties are not able to agree on the Prevailing Rate within 120 days prior to the expiration date of the Term, then either party may elect, by written notice to the other party, to cause said rental, including subsequent adjustments, to be determined by appraisal as follows.

Within 10 days following receipt of such appraisal election, the parties shall attempt to agree on an appraiser to determine the Prevailing Rate. If the parties are unable to agree in that time, then each party shall designate an appraiser within 10 days thereafter. Should either party fail to so designate an appraiser within that time, then the appraiser designated by the other party shall determine the Prevailing Rate. Should each of the parties timely designate an appraiser, than the two appraisers so designated shall appoint a third appraiser who shall, acting alone, determine the fair market rental value of the Premises. Any appraiser designated hereunder shall have an M.A.I. certification or equivalent with not less than 5 years’ experience in the valuation of commercial office buildings in Orange County, California.

Within 10 days following the selection of the appraiser, Landlord and Tenant shall each submit in writing to the appraiser its determination of the rental rate for the extension period (respectively, the “Landlord’s Determination” and the “Tenant’s Determination”). Should either party fail timely to submit its rental determination, then the determination of the other party shall be conclusive and binding on the parties. The appraiser shall not disclose to either party the rental determination of the other party until the expiration of that 10 day period or, if sooner, the appraiser’s receipt of both the Landlord’s Determination and the Tenant’s Determination.

Within 30 days following the selection of the appraiser and such appraiser’s receipt of the Landlord’s Determination and the Tenant’s Determination, the appraiser shall determine whether the rental rate determined by Landlord or by Tenant more accurately reflects Prevailing Rate for the Premises, as reasonably extrapolated to the commencement of the extension term. Accordingly, either the Landlord’s Determination or the Tenant’s Determination shall be selected by the appraiser as the fair market rental rate for the extension period. In determining such value, the appraiser shall first consider rental comparables for the Building and the Project, provided that if adequate comparables do not exist then the appraiser may consider transactions involving similarly improved space owned by Landlord or its affiliates in the vicinity with appropriate adjustments for differences in location and quality of project. In no event shall the appraiser attribute factors for market tenant improvement allowances or brokerage commissions to reduce said fair market rental. At any time before the decision of the appraiser is rendered, either party may, by written notice to the other party, accept the rental terms submitted by the other party, in which event such terms shall be deemed adopted as the agreed fair market rental. The fees of the appraiser(s) shall be shared equally by both parties.

Within 20 days after the determination of the Prevailing Rate, Landlord shall prepare a reasonably appropriate amendment to this Lease for the extension period and Tenant shall execute and return same to Landlord within 10 days. Should the Prevailing Rate not be established by the commencement of the extension period, then Tenant shall continue paying rent at the rate in effect during the last month of the initial Term, and a lump sum adjustment shall be made promptly upon the determination of such new rental.

If Tenant fails to timely comply with any of the provisions of this paragraph, Tenant’s right to extend the Term may, at Landlord’s election and in addition to any other remedies that may be available to Landlord, be extinguished, in which event the Lease shall automatically terminate as of the initial expiration date of the Term. Any attempt to assign or transfer any right or interest created by this Section to other than an Affiliate shall be void from its inception. Tenant shall have no other right to extend the Term beyond the single 36 month extension created by this Section. Unless agreed to in a writing signed by Landlord and Tenant, any extension of the Term, whether created by an amendment to this Lease or by a holdover of the Premises by Tenant, or otherwise, shall be deemed a part of, and not in addition to, any duly exercised extension period permitted by this paragraph. Tenant’s Right to Extend is subject and subordinate to the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant of the Building or Project existing on the date hereof. Time is specifically made of the essence in this Section.

a.EXISTING FURNITURE. The existing furniture in the Premises (the “Existing Furniture”) will remain in the Premises as of the Commencement Date. A list of the Existing Furniture as provided by the Existing Tenant is attached hereto as Exhibit G-1. Provided Tenant is not in Default beyond any applicable notice and cure periods, Tenant shall be permitted to utilize the Existing Furniture without charge during the Lease Term. Upon request by Landlord, Tenant agrees to acknowledge an inventory of the Existing Furniture. Landlord hereby makes no representations regarding the condition of the Existing Furniture, and Tenant acknowledges that it has inspected the Existing Furniture and all items are in good condition. Tenant shall maintain the Existing Furniture during its occupancy of the Premises in the same condition as when received, reasonable wear and tear excepted. Provided that the original Tenant has not assigned this Lease to other than an Affiliate and has performed all of its obligations under this Lease without Default, then Tenant shall have the option, but not the obligation, to purchase the Existing Furniture from Landlord at a cost of $1.00 at the expiration of the Lease Term.

b.ELEVATOR SIGNAGE. Provided that Tenant is then leasing and occupying the entire rentable area on any floor of the Building, Tenant shall be permitted to install an identity sign in the elevator lobby of that floor, which sign shall consist only of the name “CoreVest” or “CoreVest Finance”. The dimensions, location, design, and manner of installation of such signage shall be subject to Landlord’s prior written approval. Installation and maintenance of the sign shall be at Tenant’s sole cost and expense, however Landlord shall remove in a professional manner the existing JLL signage. In the event Tenant ceases at any time to lease all of such floor and Landlord enters into a lease of all or any portion of such space to a third party that is not an Affiliate (as described in Section 9.2 hereof), then Tenant shall promptly remove such signage upon request by Landlord. Tenant shall also remove the signage upon the expiration or sooner termination of this Lease. Tenant agrees that it shall bear the cost of any resulting repairs to the Building that are reasonably necessary due to the removal.

c.MONUMENT SIGNAGE. Provided Tenant is not in Default of this Lease, Tenant shall have the right to install non-exclusive signage on one position on the monument sign located at the entrance to the Building, which signage shall consist only of the name “CoreVest” or “CoreVest Finance”. The type, location and design of such signage shall be subject to the prior written approval of Landlord and the City of Irvine, and shall be consistent with Landlord's signage criteria for the Project. Fabrication, installation, insurance, and maintenance of such signage shall be at Tenant’s sole cost and expense. Tenant understands and agrees that it shall use Landlord’s designated contractor for installing the monument signage. Should Tenant fail to have the monument signage installed by September 30, 2021, then Tenant’s right to install same thereafter shall be subject to availability as determined by Landlord. Except for the foregoing, no sign, advertisement or notice visible from the exterior of the Premises shall be inscribed, painted or affixed by Tenant on any part of the Premises without prior consent of Landlord. Tenant’s signage right shall belong solely to Redwood Trust, Inc., a Maryland corporation, and may not be transferred or assigned (except in connection with an assignment of this Lease to an Affiliate as described in Section 9.2. hereof) without Landlord’s prior written consent, which may be withheld by Landlord in Landlord’s sole discretion. In the event Tenant, exclusive of any subtenant(s), fails to occupy the entire Premises, then Tenant shall, within 30 days following notice from Landlord, remove the monument signage at Tenant’s expense. Tenant shall also remove such signage promptly following the expiration or earlier termination of the Lease. Any such removal shall be at Tenant’s sole expense, and Tenant shall bear the cost of any resulting repairs to the monument that are reasonably necessary due to the removal.

d.FITNESS CENTER. Subject to the provisions of this Section, so long as Tenant is not in Default under this Lease, and provided Tenant’s employees execute Landlord’s standard waiver of liability form and pay the applicable one time or monthly fee, if any, then Tenant’s employees (the “Fitness Center Users”) shall be entitled to use the fitness center and the shower facility located at the Project (collectively, the “Fitness Center”). No separate charges shall be assessed to Fitness Center Users for the use of the Fitness Center (with the exception of towel/laundry fees, if any) during the initial Term of this Lease, provided, however, that the costs of operating, maintaining and repairing the Fitness Center shall be included as part of Operating Expenses. The use of the Fitness Center shall be subject to the reasonable rules and regulations (including rules regarding hours of use) established from time to time by Landlord. Landlord and Tenant acknowledge that the use of the Fitness Center by the Fitness Center Users shall be at their own risk and that the terms and provisions of Section 10.2 of this Lease shall apply to Tenant and the Fitness Center User’s use of the Fitness Center. Tenant acknowledges that the provisions of this Section shall not be deemed to be a representation by Landlord that Landlord shall continuously maintain the Fitness Center (or any other fitness facility) throughout the Term of this Lease, and Landlord shall have the right, at Landlord’s sole discretion, to expand, contract, eliminate or otherwise modify the Fitness Center. No expansion, contraction, elimination or modification of the Fitness Center, and no termination of Tenant’s or the Fitness Center Users’ rights to the Fitness Center shall entitle Tenant to an abatement or reduction in Basic Rent constitute a constructive eviction, or result in an event of default by Landlord under this Lease. Landlord reserves the right to reasonably limit, restrain, or condition the use of the Fitness Center by tenants of the Building (including Tenant’s Fitness Center Users) if Landlord reasonably determines that their use of the Fitness Center has a disproportionate and/or inequitable impact on the ability of other tenants to use the Fitness Center. Tenant hereby voluntarily releases, discharges, waives and relinquishes any and all actions or causes of action for personal injury or property damage occurring to Tenant or its employees or agents arising as a result of the use of the Fitness Center, or any activities incidental thereto, wherever or however the same may occur, and further agrees that Tenant will not prosecute any claim for personal injury or property damage against Landlord or any of its officers, agents, servants or employees for any said causes of action. It is the intention of Tenant with respect to the Fitness Center to exempt and relieve Landlord from liability for personal injury or property damage caused by negligence. Tenant’s right to use the Fitness Center shall belong solely to Tenant and may not be transferred or assigned without Landlord’s prior written consent, which may be withheld by Landlord in Landlord’s sole discretion.

e.CONFERENCE CENTER. Landlord currently provides a conference center (the “Conference Center”) in the Project capable of accommodating groups of people for use by Project tenants (including Tenant) on a reserved basis. Tenant shall, subject to availability, have the use of the Conference Center subject to Landlord’s procedures and charges, if any. The use of the Conference Center shall be subject to the reasonable rules and regulations (including rules regarding hours of use and priorities for the tenants of the particular building in which a Conference Center is located, set up and clean up charges, etc.) established from time to time by Landlord for the Conference Center. Landlord and Tenant acknowledge that the terms and provisions of Section 10.2 (Tenant’s Indemnity) of this Lease shall apply to Tenant’s use of the Conference Center. Further, Landlord shall have no liability whatsoever with respect to the existence, condition or availability of any Conference Center nor shall Landlord have any obligation whatsoever to enforce or make reservations thereof, and Tenant hereby expressly waives all claims against Landlord with respect to the same. No expansion, contraction, elimination, unavailability or modification of the Conference Center, and no termination of or interference with Tenant’s rights to the Conference Center, shall entitle Tenant to an abatement or reduction in rent or constitute a constructive eviction or an event of default by Landlord under this Lease.

EXHIBIT G-1

INVENTORY OF EXISTING FURNITURE

Systems Source.

4685 MacArthur Court
Suite 100
Newport Beach, CA
92660

JLL

4 PARK PLAZA FURNITURE INVENTORY

Women's Rest Room
(2) upholstered ottoman, Red faux leather

Elevator Lobby
(2) Martin Brattrud bench, 24x54; upholstered

Reception – 09N19
(1) Floor Lamp
(1) Bernhardt Ceylon guest lounge chair

Boardroom – 09N23
(1) ARK Boardroom table, Wenge Wood finish, w/3 wood panel bases w/power/data in tabletop (wood needs some repair)

Work Room 903
(1) Wall mount clock

Conference Room 904 – 09R23
(1) ARK Video conference table, white Krystalcast top, Wood base 36x48x96
(1) ARK 72"w credenza, hinged door cabinets, Krystalcast top, wood case

Conference Room 906 – 09U23
(1) ARK 72"w credenza, hinged door cabinets, Krystalcast top, wood case

Room 907 – 09W23
(1) Knoll 30x72 wood table, Silver T legs
(2) Miller Caper chair, black, on casters

Conference Room 908 – 09X23
(1) ARK 60"dia conference table, Wenge wood finish

Huddle Room 909 – 09T20
(1) 42"dia conference table w/X base

File/Copy Area 903
(3) 36"w 5-drwr lateral file, 64"h, w/laminate cap (not Knoll)

Newport Beach Los Angeles San Diego Seattle Spokane

Systems Source.

4685 MacArthur Court
Suite 100
Newport Beach, CA
92660

JLL

4 PARK PLAZA FURNITURE INVENTORY

Office 910
(1) Knoll Reff L-desk, wood, 30x66 w/BBF desk, 24x54 return w/FF
(1) Dual monitor arm
(1) 42" tack board
(1) 42" slat tile
(1) 84"w wall-mount hinged door cabinet w/cubbies, light below

Office 911-912 – 09T13
(2) Reff U-shaped desks – ea: 30x78 desk w/BBF pedestal,
24x87 bridge cut to fit, 24x84 credenza w/two 2-drwr lateral files;
54" and 60" hinged door wall mount overheads w/cubby, light,
54"w tack-board, 60"w slat wall, wood finish
(2) Dual monitor arm
(1) Rectangular meeting table, wood finish
(1) Mini fridge

File Area by Exit
(1) 36"w 5-drwr lateral file, Wenge cap, (not Knoll)
(1) 42"w 5-drwr lateral file, Wenge cap (not Knoll)

Room 913 – 09T09
(2) Knoll 24x84 rectangular table-top only, Wenge, no bases

Phone Room 914 - 09T07
(1) Knoll Moment guest chair, red seat upholstery

Room 915 – 09U06
(1) Knoll Moment guest chair, Red seat upholstery
(1) "Fit" ball
(1) Mini-Fridge

Conf Room 918 – 09R06
(1) ARK video conference table, 36x42x96", White laminate top, power/data at center

Conference 922 – 09W02
(1) ARK credenza, 22"x84", hinged doors across, Krystalcast top, wood case
(1) mini-fridge

Conference 923 – 09U02
(1) 48"x72" Quartet glass board

Newport Beach Los Angeles San Diego Seattle Spokane

Systems Source.

4685 MacArthur Court
Suite 100
Newport Beach, CA
92660

JLL

4 PARK PLAZA FURNITURE INVENTORY

Conference Room 925 – 09L07
(2) Knoll 30x72 rectangular table, wood top, Silver T legs
Conference Room 926 – 09H07
(2) Knoll 30x72 rectangular table, wood top, Silver T legs

Open Area 09F02
(2) Bernhardt lounge chair, faux leather upholstery (worn, needs repair)

Open Area 09B02
(1) Meeting Table, 42"dia, Pangar Wenge veneer top, Silver base

Huddle Room 927 – 09F07
(1) Knoll 30x72" rectangular table, wood top only, no legs
(1) Knoll 30x72" rectangular table, Silver legs

Huddle Room 928 – 09F09
(1) 42"dia conference table with Silver X base

Huddle Room 929 – 09F10
(1) 36"x48" white board
(2) Knoll 30x72 table wood top only, no base

Copy Are6a 932
(1) 36"w 5-drwr metal lateral file, 19"d, 64"h (not Knoll)
(1) 42"w 5-drwr metal lateral file, 19"d, 64"h (not Knoll)
(1) 19"d x 78"w laminate cap

Phone Room 930 – 09F13
(1) Knoll Moment guest chair

Phone Room 931 – 09F14
(1) Knoll Moment guest chair

Open Area 09B16
(1) 30"dia bar height white laminate table w/Polished Chrome X base

Conference Room 934 – 09B23
(1) ARK 60"dia conference table, Wood

Newport Beach Los Angeles San Diego Seattle Spokane

Systems Source.

4685 MacArthur Court
Suite 100
Newport Beach, CA
92660

JLL

4 PARK PLAZA FURNITURE INVENTORY

Conference Room 935 – 09D23
(1) ARK Video Conference Table, White Krystalcast top, wood case
(1) ARK credenza, wood case, Krystalcast top

Visitor Benching Area – 09E21
(1) 4-seat Knoll Antenna benching cluster, 24x60ea, wood top, Metal legs

Breakroom – 09K23
(2) microwave oven
(1) Wine Cooler 24"w x 34"h
(2) Miele Coffee machine
(1) Toaster
(2) GE Monogram Refrigerator w/freezer drawer
(6) Bar height stools
(30) Coalesse Wrap dining chair, Red vinyl upholstery
(15) 30"sq white laminate dining tables

Video Conference 943 – 09L18
(1) ARK video conference table, wood, Wenge finish

Knoll Lateral Files – Various locations throughout office
(4) Knoll Calibre 42"w 4-drwr lateral files, Silver
(3) Knoll Calibre 36"w 4-drwr lateral files, Silver

Workstations
(89) Knoll Autostrada/Dividends workstations, 8'x6'6" station interior
14 clusters of 6 stations ea, 1 cluster of 5 stations (see addendum for description)
NOTE: Storage towers have been removed from every station
(2) Single monitor arm (one not complete)
(15) Double monitor arm
(1) keyboard support
(1) Desktop Sit/stand

Newport Beach Los Angeles San Diego Seattle Spokane

EXHIBIT X WORK LETTER

Landlord shall cause its contractor to make the following improvements to the Premises: (1) Clean the entire Premises and shampoo the carpets, if needed, (2) repaint the Premises, (3) patch walls, as necessary, (4) reconstruct 2 private offices as shown in the plan prepared by Hendy & Associates dated November 30, 2020 (collectively, the “Tenant Improvements”). Unless otherwise agreed in writing by Landlord, all materials and finishes utilized in constructing the Tenant Improvements shall be Landlord's building standard. Should Landlord submit any additional plans, equipment specification sheets, or other matters to Tenant for approval or completion, Tenant shall respond in writing, as appropriate, within 3 business days unless a shorter period is provided herein. Tenant shall not unreasonably withhold its approval of any matter, and any disapproval shall be with reasons specified. Landlord may require that one or more designated subtrades be union contractors. Landlord will complete items (1), (2) and (3) of the Tenant Improvements prior to the Commencement Date. Landlord will complete item (4) of the Tenant Improvements within 20 weeks following the issuance by the City of the building permit therefor.

In addition to the Tenant Improvements, Landlord shall provide to Tenant an amount not to exceed $115,015.00 (“Moving Allowance”), based on $5.00 per rentable square foot of the Premises, toward the out-of-pocket expenses incurred by Tenant for relocating to the Premises, including the purchase, relocation and/or refurbishment of furniture, fixtures and equipment for the Premises and cabling costs. Tenant shall be reimbursed for such expenses by submitting copies of all supporting third-party invoices to Landlord by December 31, 2021; provided, however, that Tenant may, upon written request delivered to Landlord not later than the Commencement Date, apply all or a portion of the unused Moving Allowance to the Basic Rent and/or parking charges due under the Lease amortized on a simple straight-line basis over the remaining months of the initial Term. Landlord and Tenant shall memorialize any such reduction in the Basic Rent or parking charges on a form provided by Landlord. Landlord shall reimburse Tenant for its out-of-pocket expenses in one installment within 30 days following receipt of all such invoices.

In the event that Tenant requests any changes or additional work (“Changes”), then provided such Change is acceptable to Landlord, Landlord shall advise Tenant by written change order of any additional cost such change would cause. Tenant shall approve or disapprove such change order in writing within 2 business days following its receipt. Tenant's approval of a change order shall not be effective unless accompanied by payment in full of the additional cost of the Tenant Improvement work resulting from the change order. It is understood that Landlord shall have no obligation to interrupt or modify the Tenant Improvement work pending Tenant's approval of a change order.

Landlord shall permit Tenant and its agents to enter the Premises up to 30 days prior to the Commencement Date of the Lease in order that Tenant may install its telephones, furniture, equipment and computers and perform any work to be performed by Tenant hereunder through its own contractors, subject to Landlord's prior written approval, and in a manner and upon terms and conditions and at times satisfactory to Landlord's representative. The foregoing license to enter the Premises prior to the Commencement Date is, however, conditioned upon Tenant's contractors and their subcontractors and employees working in harmony and not interfering with the work being performed by Landlord. If at any time that entry shall cause disharmony or interfere with the work being performed by Landlord, this license may be withdrawn by Landlord upon 24 hours written notice to Tenant. That license is further conditioned upon the compliance by Tenant's contractors with all requirements imposed by Landlord on third party contractors, including without limitation the maintenance by Tenant and its contractors and subcontractors of workers' compensation and public liability and property damage insurance in amounts and with companies and on forms satisfactory to Landlord, with certificates of such insurance being furnished to Landlord prior to proceeding with any such entry. The entry shall be deemed to be under all of the provisions of the Lease except as to the covenants to pay Rent unless Tenant commences business activities in the Premises. Landlord shall not be liable in any way for any injury, loss or damage which may occur to any such work being performed by Tenant, the same being solely at Tenant's risk. In no event shall the failure of Tenant's contractors to complete any work in the Premises extend the Commencement Date.

Tenant hereby designates Ryan McBride, Telephone No. (949) 344-7888, Email: Ryan.McBride@cvest.com, as its representative, agent and attorney-in-fact for the purpose of receiving notices, approving submittals and issuing requests for Changes, and Landlord shall be entitled to rely upon authorizations and directives of such person(s) as if given by Tenant. Tenant may amend the designation of its construction representative(s) at any time upon delivery of written notice to Landlord.

It is understood that some or all of the Tenant Improvements shall be done during Tenant’s occupancy of the Premises. In this regard, Tenant agrees to assume any risk of injury, loss or damage which may result, except to the extent caused by or resulting from the negligence or willful misconduct of Landlord, its employees, agents or contractors. Tenant further agrees that it shall work with Landlord in relocating its office equipment and furniture in the Premises in order for Landlord to complete the work in the Premises and that the Commencement Date of the Lease is not conditioned upon nor shall such Commencement Date be extended by the completion of the foregoing Tenant Improvements no rental abatement shall result while the Tenant Improvements are completed in the Premises.